EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

This is an Agreement and Plan of Merger (this “Agreement”) dated as of December 12, 2005, among: (a) American Founders Bank, Inc., a Kentucky banking corporation (“American Bank”); (b) American Founders Bancorp, Inc., a Kentucky corporation (“AFB”); (c) American Founders Acquisition, Inc., a Kentucky corporation which is wholly owned by AFB (“Merger Subsidiary”); and (d) First Security Bancorp, Inc., a Kentucky corporation (“First Security”). First Security Bank of Lexington, Inc., Lexington, Kentucky, a Kentucky banking corporation (the “Bank”), joins in this Agreement for the limited purposes set forth in Sections 5.09, 5.12, 5.15 and 8.09.

RECITALS

The parties desire that Merger Subsidiary be merged into First Security, and subject to the terms and conditions of this Agreement, AFB will pay approximately $38,450,000 in the aggregate for all of the issued and outstanding shares of capital stock of First Security and all of the rights of holders of unexercised First Security stock options (said transaction being hereinafter referred to as the “Merger”).

In connection with the Merger, AFB, a newly formed Kentucky corporation, will acquire 100% of American Bank in a statutory share exchange prior to the closing of the Merger. Upon completion of the statutory share exchange, American Bank will become a wholly owned subsidiary of AFB and the current shareholders of American Bank will own all of the shares of AFB.

As a condition and inducement to AFB’s and American Bank’s willingness to enter into this Agreement, certain shareholders are entering into an agreement, concurrently with the execution of this Agreement, in the form of Annex A hereto (collectively, the “Voting Agreements”) pursuant to which such shareholders have agreed, among other things, to vote their shares of First Security Common Stock in favor of this Agreement.

The parties also desire to make certain representations, warranties, covenants and agreements in connection with the Merger as set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1

Definitions

When used herein, the capitalized terms set forth below shall have the following meanings:

“Acquisition Proposal” means any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to shareholders of First Security) with respect to a merger, share exchange, acquisition, consolidation or other similar transaction involving, or any purchase of all or at least 25% of the capital stock of, First Security or the Bank or more than

25% of the assets of First Security or the Bank in the ordinary course of business in a single or series of related transactions.

“AFB Entity” shall mean AFB or any Subsidiary of AFB.

“Articles of Merger” shall mean the Articles of Merger required to be filed with the office of the Secretary of State of the Commonwealth of Kentucky to consummate the Merger, as provided in the KBCA.

“Bank Holding Company Act” shall mean the Bank Holding Company Act of 1956, as amended.

“Business Day” shall mean all days other than Saturdays, Sundays and Federal Reserve Board holidays.

“CERCLA” shall mean the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq.

“Claims” shall mean all claims of any kind or actions, suits, proceedings, arbitrations or inves-tigations asserted by or against either First Security or the First Security Subsidiaries, whether actual or to the knowledge of First Security, threatened, against or affecting First Security Common Stock, the common capital stock of the First Security Subsidiaries or First Security’s or the First Security Subsidiaries’ business, prospects, conditions (financial or otherwise) or assets or against any officer, director or employee of First Security or the First Security Subsidiaries (where such Claims against any officer, director or employee of First Security or the First Security Subsidiaries arise or might arise in connection with actions taken or omitted or alleged to have been taken or omitted by such officer, director or employee in his or her capacity as an officer, direc-tor or employee of First Security or the First Security Subsidiaries).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commission” shall mean the Securities and Exchange Commission.

“CRA” shall mean the Community Reinvestment Act of 1977, as amended.

“Disclosed” shall mean disclosed in the First Security Disclosure Memorandum, referencing the Section number herein pursuant to which such disclosure is being made.

“Dissenting Holders” shall mean shareholders who do not vote in favor of the Merger or consent thereto in writing and who have properly given notice and demanded in writing payment for their shares of First Security Common Stock in accordance with Subtitle 13 of the KBCA.

“Dissenting Shares” shall mean shares of First Security Common Stock held by Dissenting Holders.

“Employee Benefit Plan(s)” shall have the meaning ascribed to it in Section 3(3) of ERISA, and the regulations promulgated thereunder.

“Employee Pension Benefit Plan(s)” shall have the meaning ascribed to it in Section 3(2) of ERISA.

“Environmental Claim” means any notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup or remediation costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based upon, or resulting from a violation of the Environmental Laws or the presence or release into the environment of any Hazardous Substances.

“Environmental Laws” means all applicable federal, state and local laws and regulations, as amended, relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over and including common law in respect of, pollution or protection of the environment, including without limitation CERCLA, the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., and other laws and regulations relating to emissions, discharges, releases, or threatened releases of any Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Substances.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.

“Financial Advisor” shall mean Investment Bank Services, Inc., a subsidiary of Professional Bank Services, Inc.

“First Security 401(k) Plan” shall mean the First Security Bank of Lexington 401(k) Profit Sharing Plan.

“First Security Board” shall mean the Board of Directors of First Security.

“First Security Common Stock” shall mean the shares of voting common stock, no par value, of First Security.

“First Security Disclosure Memorandum” shall mean the written memorandum (with attachments), dated as of the date of this Agreement and delivered not later than the date of execution of this Agreement by First Security to AFB, and describing in reasonable detail the matters contained therein. Each disclosure made therein shall specifically reference each Section of this Agreement under which such disclosure is made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section of this Agreement in the First Security Disclosure Memorandum unless specifically so referenced.

“First Security Financial Statements” shall mean (i) the consolidated statements of financial condition (including related notes and schedules, if any) of First Security as of December 31, 2004, 2003 and 2002, with year-to-date information through September 30, 2005, and the related consolidated statements of income, shareholders’ equity and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 2004, 2003 and 2002, with year-to-date information through September 30, 2005, as filed by First Security in Securities Documents, and (ii) the consolidated statements of financial condition of First Security (including related notes and schedules, if any) and the related consolidated statements of income, shareholders’ equity and cash flows (including related notes and schedules, if any) included in Securities Documents filed by First Security with respect to periods ended subsequent to September 30, 2005.

“First Security Monthly Financial Statements” shall mean such monthly financial information as is customarily furnished to directors at First Security’s monthly board meetings.

“First Security Subsidiaries” shall mean the Bank and its Subsidiaries and any and all other Subsidiaries of First Security as of the date hereof.

“GAAP” shall mean generally accepted accounting principles in the United States as recognized by the American Institute of Certified Public Accountants, as in effect from time to time, consistently applied and maintained on a consistent basis.

“Hazardous Substances” means any substance or material (i) identified in CERCLA; (ii) determined to be toxic, a pollutant or a contaminant under any applicable federal, state or local statutes, law, ordinance, rule or regulation, including but not limited to petroleum products; (iii) asbestos; (iv) radon; (v) poly-chlorinated biphiphenyls and (vi) such other materials, substances or waste which are otherwise dangerous, hazardous, harmful to human health or the environment.

“IRS” shall mean the Internal Revenue Service.

“KBCA” shall mean the Kentucky Business Corporation Act.

“KOFI” shall mean the Kentucky Office of Financial Institutions.

“Material Adverse Effect” shall mean, with respect to any party, any change, circumstance, development, condition, or occurrence or effect which, individually or in the aggregate with all other changes, circumstances, developments, conditions, occurrences, and effects (including all breaches of a representation or warranty set forth in this Agreement), has, or would be reasonably capable to have, a material adverse effect on (a) the business, business prospects, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, or (b) such party's ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect on the referenced party the primary cause of which is (i) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (ii) any change in GAAP or regulatory accounting requirements applicable to financial institutions or their holding companies generally, (iii) any change, circumstance, development, condition or occurrence in economic, business or financial conditions generally or affecting the banking or bank holding company business to the extent not effecting a party to a materially greater extent than it affects other Persons in the bank or bank holding company business, and (iv) any action or omission of the referenced party or any of its Subsidiaries taken with the prior written consent of the other party to this Agreement in contemplation of the Merger.

“Merger Consideration” shall mean cash in the amount of $24.00 to be exchanged for each share of First Security Common Stock issued and outstanding as of the Effective Time; provided, however, that such Merger Consideration shall increase at an annual rate equal to five percent (5.0%) (computed on the basis of the actual number of days elapsed over an assumed year of 365 days), beginning on May 1, 2006 and ending on the date of Closing, if the Closing has not occurred by April 30, 2006, other than as a result of (i) a breach by First Security of any representation or warranty contained herein, which breach would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 6.02, or (ii) a breach by First Security of any of the covenants or agreements contained herein.

“Person” shall mean any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other entity or group of any of the foregoing acting in concert.

“Proxy Statement” shall mean the proxy statement, together with any supplements thereto, to be sent to shareholders of First Security to solicit their votes in connection with a proposal to approve this Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Documents” shall mean all reports, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws, including but not limited to periodic and other reports filed pursuant to Section 13 of the Exchange Act.

“Securities Laws” shall mean: the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939 as amended; and, in each case, the rules and regulations of the Commission promulgated thereunder.

“Specified Shareholders” shall mean the Persons listed on Annex B to this Agreement.

“Stock Options” shall mean, collectively, outstanding and unexercised options granted under the Stock Option Plan to acquire shares of First Security Common Stock.

“Stock Option Agreement” shall mean the agreements between holders of Stock Options and First Security.

“Stock Option Plan” shall mean the First Security Bancorp, Inc. Stock Award Plan.

“Subsidiaries” shall mean all those corporations, associations, or other business entities of which the entity in question either owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (in determining whether one entity owns or controls 50% or more of the outstanding equity securities of another, equity securities owned or controlled in a fiduciary capacity shall be deemed owned and controlled by the beneficial owner).

“Superior Proposal” means an Acquisition Proposal that is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal, and if consummated, is reasonably likely to result in a transaction materially more favorable to the shareholders of First Security from a financial point of view than the Merger.

“TILA” shall mean the Truth in Lending Act, as amended.

SECTION 2

The Merger

2.01 Merger. Upon the terms and conditions set forth in this Agreement at the Effective Time (as defined in Section 2.03), Merger Subsidiary shall be merged with and into First Security in a statutory merger effected in accordance with the provisions of this Agreement and the KBCA. As provided by KRS 271B.11-060, when the Merger takes effect at the Effective Time, the separate corporate existence of Merger Subsidiary shall cease and First Security shall continue as the surviving corporation and shall succeed to and assume all the rights and obligations of Merger Subsidiary. In its capacity as the surviving corporation of the Merger, First Security is sometimes referred to herein as the “Surviving Corporation.”

2.02 The Closing. A “Closing” shall take place at the offices of Frost Brown Todd LLC, 250 West Main Street, Suite 2700, Lexington, Kentucky, 40507, at a time and on a date to be specified by AFB, which shall not be before the third Business Day nor after the fifteenth day AFB reasonably expects all of the conditions set forth in Section 6 to have been satisfied or, except in the case of receipt of the approvals of the First Security shareholders and regulatory authorities described in Section 6, waived (by the party entitled to the benefit thereof), or at such other time and date as First Security and AFB may agree in writing (the “Closing Date”). At the Closing, (a) AFB, American Bank, Merger Subsidiary and First Security shall each provide to the other such proof or indication of satisfaction of the conditions set forth in Section 6 as the other may have reasonably requested; (b) the certificates, letters, and opinions required by Section 6 shall be delivered; (c) AFB, Merger Subsidiary, and First Security shall cause the Articles of Merger to be filed with the Secretary of State of the Commonwealth of Kentucky; and (d) AFB, Merger Subsidiary, First Security, the Bank and American Bank shall execute and deliver to each other all other instruments and assurances, and do all things, reasonably necessary and proper to effect the Merger and other transactions contemplated hereby.

2.03 The Effective Time. As prompt as reasonably practicable after the satisfaction or, if permissible, the waiver of the conditions set forth in Section 6, the parties hereto shall cause the Merger to become effective. The Merger shall become effective at 5:00 p.m. on the date that the

Articles of Merger are filed with the Secretary of State of the Commonwealth of Kentucky, unless a later time is so specified in the Articles of Merger which shall be no later than one (1) Business Day after the Closing. The date and time at which the Merger shall become effective is referred to in this Agreement as the “Effective Time.”

2.04 Effect of Merger.

(a) From and after the Effective Time, the effect of the Merger shall be as provided in this Agreement and in the applicable provisions of the KBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Subsidiary shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Merger Subsidiary shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

(b) The Articles of Incorporation and Bylaws of Merger Subsidiary, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and Bylaws of the Surviving Corporation at the Effective Time until changed or amended in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation and with applicable law.

(c) The members of the Board of Directors of Merger Subsidiary, as in effect immediately prior to the Effective Time, shall be the members of the Board of Directors of the Surviving Corporation at the Effective Time.

(d) The officers of Merger Subsidiary, as in effect immediately prior to the Effective Time, shall be the officers of the Surviving Corporation at the Effective Time.

2.05 Conversion of Shares

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(i) each share of First Security Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares or as set forth in Section 2.05(a)(ii)) shall be converted into the right to receive the Merger Consideration. All such shares of First Security Common Stock, when so converted, shall no longer be outstanding and shall be deemed to have been automatically cancelled and each holder of a certificate or certificates which immediately prior to the Effective Time represented any such shares of First Security Common Stock shall cease to have any rights with respect thereto, except (i) the right to receive the applicable Merger Consideration, without interest, and (ii) such rights, if any, as such holder may have pursuant to the KBCA; and

(ii) any shares of First Security Common Stock that are owned or held by any of the First Security Subsidiaries (except shares held in a fiduciary or agency capacity by a First Security Subsidiary), shall cease to exist, and the certificates for such shares shall as promptly as practicable be canceled and no Merger Consideration shall be delivered in exchange therefor.

(b) At the Effective Time, each share of Merger Subsidiary Common Stock issued and outstanding immediately prior to the Effective Time shall, ipso facto, constitute the same number of shares of the Surviving Cor-poration, all of which shall be owned of record by AFB.

(c) Each share of common stock of AFB issued and outstanding immediately before the Effective Time shall remain unchanged by the Merger.

2.06 Surrender of Certificates

(a) At or prior to the Closing, AFB shall deposit, and American Bank shall cause to be deposited, with a payment agent selected by AFB and reasonably acceptable to First Security (the “Payment Agent”), the aggregate Merger Consideration to which holders of shares of First Security Common Stock shall be entitled at the Effective Time pursuant to Section 2.05 (the “Payment Fund”).

(b) On the Closing Date, AFB shall have available for delivery to the shareholders of First Security, and as soon as reasonably practicable after the Effective Time and no later than five (5) Business Days thereafter, the Payment Agent shall mail to each holder of record of a certificate(s) that immediately prior to the Effective Time represented outstanding shares of First Security Common Stock (“First Security Certificates”) that were converted into the right to receive the Merger Consideration pursuant to Section 2.05, (i) a letter of transmittal which letter shall be in customary form, and (ii) instructions for use in effecting the surrender of the First Security Certificates in exchange for the Merger Consideration. Upon surrender of a First Security Certificate for cancellation to the Payment Agent together with such letter of transmittal, duly executed, and such other documents reasonably required by the Payment Agent in accordance with customary exchange practices, the holder of the First Security Certificate shall be entitled to receive in exchange therefor cash that such holder has the right to receive in respect of the First Security Certificates surrendered pursuant to Section 2.05 (after taking into account all shares of First Security Common Stock held by such holder immediately prior to the Effective Time). The Payment Agent shall make such payments as soon as commercially practical and in any event no later than three (3) Business Days following receipt of the documents referred to in the previous sentence in their proper form. In the event of a transfer of ownership of First Security Common Stock that is not registered in the transfer records of First Security, a check for the aggregate Merger Consideration due may be issued to a transferee if the First Security Certificate representing such First Security Common Stock is presented to the Payment Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.06, each First Security Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the aggregate Merger Consideration due.

(c) In the event any First Security Certificates have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of the facts relating thereto by the holder(s) thereof, the consideration as may be required pursuant thereto; provided, however, that AFB may, in its discretion, and as a condition precedent to the issuance thereof, require the owners of such lost, stolen or destroyed First Security Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against AFB, First Security or the Payment Agent or any other party with respect to the First Security Certificates alleged to have been lost, stolen or destroyed.

(d) Any portion of the Payment Fund that remains undistributed to the holders of First Security Certificates for one year after the Effective Time shall be delivered to the Surviving Corporation or otherwise on the instruction of AFB and any holders of the First Security Certificates who have not theretofore complied with this Section 2.06 shall thereafter look only to the Surviving Corporation and AFB for the Merger Consideration with respect to the shares of First Security Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 2.05 and 2.06 of this Agreement. Any such portion of the Payment Fund remaining unclaimed by holders of First Security Common Stock five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become subject to the abandoned property law of any jurisdiction) shall, to the extent permitted by law, become the property of AFB or the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(e) The Payment Agent shall invest any cash included in the Payment Fund as directed by AFB, provided that such investments shall be invested solely in (a) marketable obligations of, or obligations guaranteed by, the United States of America, and/or (b) interests in any open-end or closed-end management type investment company or investment trust registered under the Investment Company Act of 1940, the portfolio of which is limited to obligations of, or obligations guaranteed by, the United States or any agency thereof (“Federal Obligations”) and to agreements to repurchase Federal Obligations that are at least 100% collateralized by Federal Obligations marked to market on a daily basis. Any interest and other income resulting from such investments shall promptly be paid to AFB.

(f) AFB shall deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of First Security Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of applicable law. To the extent that amounts are so deducted and withheld by AFB, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of First Security Common Stock in respect to which such deduction and withholding were made by AFB.

(g) None of AFB, the Surviving Corporation, First Security or the Payment Agent shall be liable to any Person in respect of any Merger Consideration from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.07 First Security Stock Options. As soon as practicable following the date of this Agreement, First Security shall take such actions as are reasonably required, including amending the Stock Option Plan, and using its best efforts to obtain the consent of all option holders as provided in Section 6 of the Stock Option Agreement, to provide that, notwithstanding any other provision of the Stock Option Plan or the Stock Option Agreement to the contrary, at or prior to the Closing, each Stock Option shall be cancelled and each option holder shall be entitled to receive, in lieu of each share of First Security Common Stock that would otherwise have been issuable upon the exercise thereof, a cash payment equal to the Merger Consideration less the per share exercise price applicable to such Stock Option. The outstanding Stock Options to be canceled in exchange for payment pursuant to the immediately preceding sentence shall not be deemed to be Stock Options issued and outstanding immediately prior to the Effective Time.

2.08 Dissenting Shares. Notwithstanding any other provisions of this Agreement to the contrary, Dissenting Shares that are outstanding immediately prior to the Effective Time and that are held by Dissenting Holders shall not be converted into or represent the right to receive the Merger Consideration provided in Section 2.05. Dissenting Holders shall be entitled to receive payment of the fair value of such First Security Common Stock in accordance with the provisions of KRS 271B.13-250 of the KBCA, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to payment for such First Security Common Stock under Subtitle 13 of the KBCA shall thereupon be deemed to have been converted into, as of the Effective Time, the right to receive the aggregate Merger Consideration provided in Section 2.05, without any interest thereon, upon surrender of the certificate or certificates that formerly evidenced such First Security Common Stock in accordance with Section 2.06.

2.09 Bank Merger. If and as requested by AFB, First Security and the Bank agree to cooperate with AFB and take all action necessary and appropriate, including causing the entering into of an appropriate merger agreement (the “Bank Merger Agreement”), to cause the Bank to merge with and into American Bank (the “Bank Merger”), at or promptly after the Effective Time and in accordance with applicable laws and regulations and the terms of the Bank Merger Agreement, provided the same does not result in any delay of the Merger beyond April 30, 2006.

2.10 Stock Transfer Books. The stock transfer books of First Security shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of First Security Common Stock thereafter on the records of First Security. On or after the Effective Time, any First Security Certificates presented to the Payment Agent, AFB or Surviving Corporation for any reason (other than Dissenting Shares, if any) shall be converted into the Merger Consideration with respect to the shares of First Security Common Stock formerly represented thereby.

SECTION 3

Representations and Warranties of First Security

Except as Disclosed in the First Security Disclosure Memorandum delivered by First Security to AFB concurrently herewith, First Security represents and warrants to AFB, American Bank and Merger Subsidiary as follows:

3.01 Organization and Qualification. First Security is a Kentucky corporation, duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky. The Bank is a Kentucky banking corporation, duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky and is authorized to transact a banking business in Kentucky. First Security and the First Security Subsidiaries have all req-uisite corporate power and authority to own and lease their prop-erty and to conduct their businesses as they are now being conducted. Neither the character of the property owned or leased by First Security or the First Security Subsidiaries, nor the nature of the activities conducted by First Security or the First Security

Subsidiaries makes necessary quali-fication by First Security or the First Security Subsidiaries as a foreign corporation or entity in any jurisdiction. The Bank is a member in good standing of and all eligible accounts of deposit in the Bank are insured by the FDIC, to the fullest extent permitted by law.

3.02 Authorization. First Security and the Bank have the full right, corporate power and authority to enter into, execute, deliver and perform, subject to approval of the holders of a majority of the outstanding shares of First Security Common Stock (“First Security Requisite Vote”), their obligations under this Agreement. Except for the First Security Requisite Vote, the execution, delivery and performance of this Agreement by First Security and the transactions contemplated hereby have been duly authorized and approved by all requisite corporate action on the part of First Security. The Board of Directors of First Security and the Bank have unanimously adopted and/or approved this Agreement. This Agree-ment constitutes a valid and legally binding obligation of First Security and the Bank, subject to (i) applicable bankruptcy, insolvency and similar laws now or thereafter in effect concerning creditors’ rights and remedies generally and (ii) general principles of equity, whether applied in a court of law or a court of equity. Neither First Security nor any of the First Security Subsidiaries has a legal obligation, absolute or contingent, to any other Person (a) to sell any substantial part of its assets, or to sell any of its assets, except in the ordi-nary course of business; (b) to effect any merger, share exchange, consolidation or other reorganization; (c) to enter into any agreement with respect thereto, or (d) to take any other similar action inconsistent with the transactions contemplat-ed by this Agreement. Neither the execution, delivery, or performance of this Agreement by First Security or the Bank, nor the consummation of the transactions contemplated hereby by First Security or the Bank will: (a) violate, conflict with, or result in a breach of any provision of the articles of incorporation or the bylaws of First Security or any of the First Security Subsidiaries; or (b) (i)  violate, conflict with, or result in a breach of any provision of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would consti-tute a default) under, (iii) result in the termination of or accelerate the perfor-mance required by, or (iv) result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of First Security or any of the First Security Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, lease, license, agreement or other instrument or obligation which binds First Security or any of the First Security Subsidiaries or any assets of First Security or any of the First Security Subsidiaries which violation, conflict, breach, default, termination or acceleration of performance, lien, security interest, charge or encumbrance would reasonably be expected to have a Material Adverse Effect on First Security; or (c) subject to receipt of governmental approvals required to consummate the transactions contemplated by this Agreement, violate any order, writ, injunction, decree, statute, rule or regulation of any governmental body applicable to First Security or the First Security Subsidiaries or any assets of First Security or the First Security Subsidiaries.

3.03 Subsidiaries. Other than First Security's interest in the Bank and other than security interests in collateral securing loans extended by the Bank in the ordinary course of business, neither First Security nor the First Security Subsidiaries has ever owned an interest greater than or equal to five percent (5%) of the equity or voting securities of any class of any Person.

3.04 Capital Stock.

(a) The authorized capital stock of First Security consists of (i) 5,000,000 shares of

First Security Common Stock, of which 1,560,290 shares are issued and outstanding as of the date hereof.  The authorized capital stock of the Bank consists of 1,000,000 shares of common stock, no par value per share, of which 500,000 are issued and outstanding as of the date hereof. All of the outstanding capital stock of First Security and the Bank has been validly issued, fully paid and is nonassessable. None of the outstanding shares of capital stock of First Security or the Bank has been issued in violation of the preemptive rights of any person. First Security owns, legally and beneficially, all issued and outstanding shares of capital stock of the Bank; such stock is registered in the name of First Security, and First Security has, and at the Effective Time shall have, good and marketable title to such stock, free and clear of all pledges, liens, charges, encumbrances, security interests, claims, undertakings, rights of first refusal, options or other restrictions of any nature whatsoever (other than pursuant to this Agreement).

(b) Item 3.04 of the First Security Disclosure Memorandum sets forth for each Stock Option, the name of the grantee, the date of the grant, the type of grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of First Security Common Stock subject to each option, and the number of shares of First Security Common Stock subject to options that are currently exercisable or which will be exercisable at or before the Effective Time and the exercise price per share. Except as set forth in the preceding sentence, there are no outstand-ing options, war-rants, contracts, or com-mitments to which First Security or the First Security Subsidiaries are parties entitling any Person to purchase or otherwise acquire from First Security or the First Security Subsidiaries any shares of capital stock of First Security or the First Security Subsidiaries or any securities convertible into or exchangeable for any of shares of the capital stock of First Security or the First Security Subsidiaries. Neither First Security nor the First Security Subsidiaries has any obligation of any nature whatsoever with respect to any unissued shares or shares which have been acquired, redeemed or converted. Neither First Security nor the First Security Subsidiaries has any outstanding contractual obligation to repur-chase, redeem or otherwise acquire any of their outstanding shares. A current, complete and accurate list of the shareholders of First Security as of December 8, 2005 indicating the name, address and number of shares held of record for each shareholder has been delivered to AFB. Since December 31, 2004, neither First Security nor the First Security Subsidiaries has:

(i) directly or indirectly redeemed, purchased or otherwise acquired any of its shares;

(ii) declared, set aside or paid any dividend or other distribution in respect of any of its shares; or

(iii) issued or granted any right or option (other than this Agreement) to purchase or otherwise acquire any of their shares.

3.05 Corporate Documents, Books, Records and Permits. First Security has delivered to AFB true and complete copies of its Articles of Incorporation, the Articles of Incorporation of each of the First Security Subsidiaries, and of its Bylaws and the Bylaws of each of the First Security Subsidiaries, as amended. All of the foregoing are current, complete and cor-rect in all material respects. The minute books of First Security and each of the First Security Subsidiaries contain or will contain at Closing accurate records in all material respects of all meetings and other corporate actions of their respective shareholders and Boards of Directors (including committees of the Board of Directors), and the signatures contained therein are the true signatures of the persons whose signatures they purport to be. Each of First Security and the First Security Subsidiaries possess all licenses, franchises, approvals, certificates, permits and other governmen-tal authorizations neces-sary for the continued conduct of their respective businesses without material interference or interruption.

3.06 Securities Filings; Financial Statements; Statements True

(a) First Security has timely filed all Securities Documents required by the Securities Laws. As of their respective dates of filing, such Securities Documents complied in all material respects with the Securities Laws as then in effect, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The First Security Financial Statements fairly present or will fairly present in all material respects, as the case may be, the consolidated financial position of First Security and the First Security Subsidiaries as of the dates indicated and the consolidated statements of income, changes in shareholders’ equity and statements of cash flows for the periods then ended (subject, in the case of unaudited interim statements, to the absence of notes and to normal year-end audit adjustments that are not material in amount or effect) in conformity with GAAP applied on a consistent basis.

(c) No written statement, certificate, instrument or other writing furnished or to be furnished hereunder by First Security or any First Security Subsidiary to AFB contains or will contain any untrue statement of a material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.07 Regulatory Reports. Except to the extent prohibited by law, First Security has made available to AFB true and complete copies of (a) all financial and/or condition reports of First Security and/or the Bank as filed with the Federal Reserve Board, the FDIC, or the KOFI (i) for the years ended December 31, 2004, 2003 and 2002, and (ii) for each calendar quarter since December 31, 2004, and (b) any and all other reports, applications and documents which either the First Security Subsidiaries or First Security has filed with the Federal Reserve Board, the FDIC or the KOFI since January 1, 2002.

3.08 Absence of Certain Changes or Events. Since December 31, 2004, there have been no events or conditions of any character (whether actual or threat-ened) pertain-ing to the financial condition, businesses, prospects or assets of First Security or the First Security Subsidiaries, separately or in the aggregate, that have had, or would reasonably be expected to have, a Material Adverse Effect. Since December 31, 2004, neither First Security nor any of the First Security Subsidiaries has:

(a) borrowed any money, incurred any liability or obli-gation, or lent any money or pledged any of its credit in connec-tion with any aspect of any of its business other than in the ordinary course of business consistent with past practice;

(b) mortgaged or otherwise subjected to any liens, encum-brances or other liabilities any of its assets or business, other than in the ordinary course of business consistent with past practice;

(c) sold, assigned or transferred any of its assets or business other than in the ordinary course of business consistent with past practice;

(d) suffered any damage, destruction or loss, whether or not covered by insurance that has had, or would reasonably be expected to have, a Material Adverse Effect;

(e) made or suffered any amendments, terminations of or defaults under any material contract, agreement, license or other instru-ment;

(f) received notice or had knowledge that any of its credit or deposit customers has terminated or intends to terminate its relationship, a termination which either singly or in the aggregate that has had, or would reasonably be expected to have, a Material Adverse Effect;

(g) received any notice from a regulatory authority asserting or threatening to assert that any of them is in violation of any statute, law, regulation or order applicable to the business or assets of any of them, which violation has had, or would reasonably be expected to have, a Material Adverse Effect, if any;

(h) failed to operate its business in the ordinary course so as to preserve the business organization intact, and to preserve the goodwill of its customers and others with whom it has business relations;

(i) incurred any extraordinary losses or, except in accordance with customary banking or mortgage servicing practices, waived any material rights in connection with any aspect of its business, whether or not in the ordinary course of business;

(j) canceled any debts owed to any of them or any material claims, in each case, in excess of $25,000 or paid any noncurrent, material obliga-tions or liabilities;

(k) made any capital expenditure or capital additions or betterments, including any such expenditure, addition or betterment effected through a capital lease, exceeding $50,000;

(l) other than the Stock Option Plan allocations made in the ordinary course, paid or agreed to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance pay to any of its present or former (i) directors, (ii) officers, or (iii) em-ployees who are being compensated on an annual basis at a rate exceeding $30,000 per year; or increased by an amount in excess of three percent (3%) any of their compensation (including sala-ries, fees, bonuses, profit sharing, incentive, pension, retire-ment or other similar payments);

(m) renewed, amended, become bound by or entered into any material agreement, contract, commitment or transaction other than extensions of credit made in the ordinary course of business consistent with past practice;

(n) changed any accounting practice followed or employed in preparing the Financial Statements other than on account of any change in GAAP;

(o) made any loans, extended any credit, given any discounts or entered into any financing leases which have not been (i) made for good, valu-able and adequate consideration in the ordinary course of busi-ness consistent with past practice, (ii) evidenced by notes or other forms of indebtedness which are true, genuine and what they purport to be, and (iii) adequately reserved against in an aggregate amount sufficient in the opinion of management to provide for all charge-offs reasonably anticipated in the ordinary course of business in accordance with GAAP; or

(p) entered into any agreement, contract or commitment applicable as of the date hereof to do any of the foregoing.

3.09 Taxes.

(a) First Security and the First Security Subsidiaries (i) have timely filed all federal, state, foreign and local income, franchise, excise, sales, intangibles, real and personal property, employment and other tax returns, tax information returns and reports required to be filed by them or by their agents on behalf of First Security or any First Security Subsidiary; (ii) have paid, or made adequate provision in the opinion of management for the payment of, all taxes, interest payments and penalties (whether or not reflected in returns as filed) due and payable (and/or accruable for all periods ending on or before the date of this Agreement) by them to any city, county, state, foreign coun-try, the United States or any other taxing authority; and (iii) are not delinquent in the payment of any tax or govern-mental charge of any nature.

(b) No audit, examination or investigation is presently being conducted or, to the knowledge of First Security, is threatened by any taxing authority with respect to First Security or any First Security Subsidiary. To the knowledge of First Security, no unpaid tax deficiencies or additional liabilities of any sort have been proposed by any governmental represen-tative with respect to First Security or any First Security Subsidiary. No agreements for the extension of time for the assessment of any amounts of tax have been entered into by or on behalf of First Security or the First Security Subsidiaries. First Security and the First Security Subsidiaries have withheld (and timely paid to the appropriate governmental entity) proper and accurate amounts from their employees for all periods in material compliance with all tax withholding provisions (includ-ing, without limitation, income, social security and employ-ment tax withholding for all forms of compensation) of applicable fed-eral, state, foreign and local laws. First Security and the First Security Subsidiaries have made available to AFB true and correct copies of all federal and state income tax returns filed by any of them for all tax periods commencing after December 31, 2001.

(c) Neither First Security nor any of the First Security Subsidiaries has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Code.

3.10 Title to Assets.

(a) On December 31, 2004, First Security and the First Security Subsidiaries had and, except with respect to assets disposed of in the ordinary course of business since December 31, 2004, now have, good and marketable title to all properties and assets reflected on the Financial Statements as of December 31, 2004, free and clear of all mortgages, liens, pledges, easements, restrictions, encroachments, governmental regulations, security interests, charges or encumbrances of any nature, except as disclosed in the First Security Financial Statements as of December 31, 2004 and for:

(i) the mortgages and encumbrances which secure indebtedness which is properly reflected on the Financial State-ments;

(ii) liens for taxes accrued but not yet payable;

(iii) liens arising as a matter of law in the ordinary course of business as to which there is no known default; and

(iv) such imperfections of title and encumbrances, if any, as do not materially detract from the value or interfere with the present use or sale of any of their properties and assets.

(b) Item 3.10(b) of the First Security Disclosure Memorandum lists all leases, other than “financing leases” where First Security or any First Security Subsidiary is the lessor, of personal property to which First Security and/or the First Security Subsidiaries is a party. First Security has made available to AFB true and correct copies of all leases referred to in Item 3.10(b) of the First Security Disclosure Memorandum, together with all amendments and modifications thereof. With respect to each lease of personal property to which First Security and/or the First Security Subsidiaries is a party, except for leases in which either First Security or the First Security Subsidiaries as lessor entered into as a “financing lease”:

(i) such lease is in full force and effect in accordance with its terms;

(ii) all rents and additional rents due to date have been paid;

(iii) the lessee under each of the leases has been in peaceable possession since the commencement of the original term of the lease; and

(iv) no event of default, or event, occurrence, condition or act, which with the giving of notice, the lapse of time or the happening of any further event, occurrence, condition or act would become a default by First Security or the First Security Subsidiaries under such lease, exists.

(c) With respect to any real property owned in fee by First Security or the First Security Subsidiaries which real property is set forth on Item 3.10(c) of the First Security Disclosure Memorandum:

(i) all work to be performed by or for First Security or the First Security Subsidiaries with respect to all improvements in excess of $25,000 to the property owned by any of them has been fully completed and paid for by them;

(ii) all permits and certificates with respect to con-struction of improvements on the property owned by First Security or the First Security Subsidiaries have been obtained and the property has been properly zoned for use and occupancy as a banking or other business facility as currently used by First Security or the First Security Subsidiaries; and

(iii) all material improvements to the property since First Security’s inception have been made in accordance with plans and specifications approved by First Security or the First Security Subsidiaries, as appropriate.

3.11 Environmental Hazards.

(a) Neither First Security nor any of the First Security Subsidiaries has:

(i) used, stored, manufactured, or suf-fered to exist (collectively, “Utilized”) any Hazardous Substance on, in or under any of their property, whether currently or previously owned or leased by First Security or the First Security Subsidiaries, other than in accordance with all Environmental Laws, or

(ii) transported or dis-posed, or caused or permitted any Person to transport or dispose, of any Hazardous Substance, other than in accordance with all Environmental Laws.

(b) To First Security’s knowledge, no Hazardous Sub-stances have been Utilized at any time on, in or under any of First Security 's or the First Security Subsidiaries’ property, whether currently or previously owned or leased by any of them, other than in accordance with all Environmental Laws.

(c) Neither First Security nor any of the First Security Subsidiaries is subject to any Environmental Claim, nor are any of the properties of First Security or the First Security Subsidiaries, whether currently or previously owned or leased by First Security or the First Security Subsidiaries, sub-ject to any asserted or, to the knowledge of First Security, unasserted lien, under any of the Environ-mental Laws.

(d) Neither First Security nor any of First Security Subsidiaries has ever violated any of the Environmental Laws in any material respect, and each of them is presently in compliance in all material respects with all Environmental Laws. Without limiting the generality of the foregoing, no asbes-tos, PCBs or other Hazardous Substance or any petroleum product or constituents thereof is present on, in or under any of the property of First Security or the First Security Subsidiaries, whether currently or previously owned or leased.

(e) To First Security’s knowledge, no loans of First Security or any of the First Security Subsidiaries are secured by property where any Hazardous Sub-stances have ever been Utilized, other than in accordance with all Environmental Laws, and none of the borrowers of First Security or the First Security Subsidiaries have materially violated any of the Environmental Laws or have any of their property securing a loan by First Security or any of the First Security Subsidiaries subject to a lien under any of the Environmental Laws.

(f) Neither First Security nor any of the First Security Subsidiaries ever permit-ted any property currently or previously owned or leased by any of them to be used as a landfill or dump site.

(g) There are no under-ground storage tanks or underground pipelines located on any property owned or leased by First Security or the First Security Subsidiaries. To First Security’s knowledge, no underground storage tanks have ever been located on any property currently or previously owned or leased by either of them.

3.12 Litigation, Pending Proceedings and Compliance with Laws. There are no Claims (a) which would prevent the performance of this Agreement or any of the transactions contemplated hereby or declare the same unlawful or cause the rescission there-of, or (b) which have had, or would reasonably be expected to have, a Material Adverse Effect on First Security. First Security and the First Security Subsidiaries have complied with and are not in any default in any material respect under (and have not been charged with, nor, to the knowledge of First Security, are threatened with or under investigation with respect to, any charge concerning any material violation of any provi-sion of) any material federal, state or local law, regulation, ordinance, rule or order (whether executive, judicial, legislative or administrative) or any order, writ, injunction or decree of any court, agency or instru-mentality. There are no material uncured viola-tions or violations with respect to which material refunds or restitution may be required concerning First Security or the First Security Subsidiaries as a result of examination by any regulatory authority.

3.13 Regulatory Compliance. Neither First Security nor any of the First Security Subsidiaries has ever been a party to (a) any enforcement action instituted by, or (b) any memorandum of understanding or cease and desist order with, any federal or state regulatory agency, and no such action, memo-randum or order has been threatened, and neither First Security nor any of the First Security Subsidiaries has received any report of examination from any federal or state regulatory agency which requires First Security or the First Security Subsidiaries to address any problem or take any action which has not already been addressed or taken in a manner satisfactory to the regulatory agency. First Security knows of no fact or condition relating to First Security or the First Security Subsidiaries (including, without limitation, noncompliance with the CRA and the Bank Secrecy Act) that would reasonably be expected to prevent First Security or AFB from obtaining all of the federal and state regulatory approvals contemplated herein.

3.14 Employee Relations. Neither First Security nor any of the First Security Subsidiaries (a) is a party to, or negotiating, and have any obligations under, any collective bargaining or similar agreement, with any party relating to the compensation or working condi-tions of any employees of First Security or the First Security Subsidiaries; (b)  is obligated under any agreement to recognize or bargain with any labor organization or union on behalf of their employees; or (c) has been charged or, to First Security’s knowledge, threatened with a charge of any unfair labor prac-tice. There are no existing or, to First Security’s knowledge, threatened labor strikes, slow-downs, disputes, grievances or disturbances affect-ing or which might affect operations at any facil-ity of First Security or any of the First Security Subsidiaries. No work stoppage against First Security or any of the First Security Subsidiaries or its business is pending or, to First Security’s knowledge, threatened, and no such work stoppage has ever occurred. Neither First Security nor any of the First Security Subsidiaries has committed any act or failed to take any required action with respect to any of its employees which has resulted or which may result in a material violation of ERISA, or similar legisla-tion as it affects any employee benefit or welfare plan of First Security or the First Security Subsidiaries; the Immigration Reform and Control Act of 1986; the National Labor Relations Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Occupational Safety and Health Act; Executive Order 11246; the Fair Labor Standards Act; the Rehabilitation Act of 1973; and all regulations under such Acts, and all other fed-eral, state and local laws, regulations and executive orders relat-ing to the employment of labor, including any provisions thereof relating to wages, hours, col-lective bargaining, the payment of Social Security and similar taxes, unemployment and workmen’s' comp-ensation laws, any labor relations laws, or any governmental regu-lations promulgated thereunder, as the same affect relationships or obligations of First Security and the First Security Subsidiaries with respect to any of the their employees, and which will or reasonably could result in any mate-rial liability, penalty, fine or the like being imposed upon First Security or the First Security Subsidiaries. Neither First Security nor any of the First Security Subsidiaries is liable for any arrearage of wages or taxes or pen-alties for failure to comply with any of the foregoing, and there are no proceedings before any court, governmental agency, instru-mentality or arbitrator relating to such matters, including any unfair labor practice claims, either pending or, to First Security’s knowledge, threatened.

3.15 Employee Benefit Plans.

(a) Item 3.15 of the First Security Disclosure Memorandum sets forth a complete list of all Employee Benefit Plans, policies and employment agreements (whether or not sub-ject to ERISA) applicable to employees or directors of First Security and the First Security Subsidiaries, includ-ing, without limitation, plans, funds or programs providing medical, surgical or hospital care or benefits; benefits in the event of sickness, accident, disability, death or unemployment; vaca-tion benefits; apprenticeship or other training programs; day care centers; scholarship funds; prepaid legal services; benefits described in Section 302(c) of the Labor Management Relations Act; retirement income; income deferral for periods extending to the termination of covered employment or beyond; severance pay arrange-ments; and supplemental retirement income payments which take into account increases in the cost of living. Each Employee Benefit Plan or policy which is funded through a policy of insurance is indicated by the word “insured” placed by the listing of the plan in Item 3.15 of the First Security Disclosure Memorandum.

(b) True and complete copies of the following documents and information related to the Employee Benefit Plans have been made available to AFB: (i) all Employee Bene-fit Plan documents, summary plan descriptions, and any related trust agreements; (ii) all fringe benefit plans, perquisites and policies; (iii) the three most recent alloca-tion and discrimination testing reports for each defined contribution Employee Pension Benefit Plan and actuarial reports prepared for each defined benefit Employee Pension Ben-efit Plan; (iv) all insurance policies; (v) the most recent trust report for each Employee Pension Benefit Plan; (vi) any written communications to or from the IRS (including the three most recent Forms 5500 including all schedules filed with the IRS or DOL and the most recent determi-nation letter received from the IRS), the Pension Benefit Guaranty Corporation (the “PBGC”) or the United States Department of Labor and other governmental filings with respect to the employee benefit plans; and (vii) for any nonqualified plans, a copy of the “top hat” exemption letter to the Department of Labor have been delivered by First Security to AFB.

(c) Other than as set forth in the documents or information produced pursuant to Section 3.15(b) above or as set forth on the First Security Disclosure Memorandum, there are no amendments, modifications, extensions, changes in benefits or benefit structures, or other alterations which First Security or the First Security Subsidiaries have undertaken to become effective in the future to any of the Employee Benefit Plans or policies.

(d) Each Employee Benefit Plan has been executed, managed and administered in material compliance with the applicable provisions of ERISA, the Code, and the regulations pro-mulgated thereunder, and all other applicable laws. Neither First Security nor any of the First Security Subsidiaries has knowledge of any fact which would adversely affect the qualified status under Section 401(a) of the Code of any of the Employee Benefit Plans intended to be so qualified, or of any threatened or pending claim against any of the Employee Benefit Plans or their fiduciaries by any participant, benefi-ciary or government agency.

(e) First Security and the First Security Subsidiaries have complied in all material respects with the notice and continuation requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA and Section 4980B of the Code, and the proposed regulations thereunder, whether proposed or final. All reports, statements, returns and other information required to be furnished or filed with respect to the Employee Benefit Plans have been timely furnished, filed or both in accordance with Sections 101 through 105 of ERISA and Sections 6057 through 6059 of the Code, and they are true, correct and complete in all material respects. Records with respect to the Employee Benefit Plans have been maintained in material compliance with Sec-tion 107 of ERISA. Neither First Security, the First Security Subsidiaries nor, to the knowledge of First Security or the First Security Subsidiaries, any other fiduciary (as that term is defined in Section 3(21) of ERISA) with respect to any of the Employee Benefit Plans has any material liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA.

(f) Neither First Security nor any of the First Security Subsidiaries has, with respect to any of the Employee Benefit Plans, nor, to the knowledge of First Security, has any administrator of any of the Employee Benefit Plans, the related trusts or any trustee thereof, engaged in any non-exempt prohibited transaction which would subject First Security, the First Security Subsidiaries, any of the Employee Benefit Plans, any administrator or trustee or any party dealing with any of the Employee Benefit Plans or any such trusts, to a material tax or penalty on prohibited transactions imposed by ERISA, Section 4975 of the Code, or to any other material liability under ERISA.

(g) All Employee Pension Benefit Plans and the related trusts which are intended to be exempt under Section 501(a) of the Code and tax-qualified under Section 401(a) of the Code are, and have been since adoption, so exempt and qualified, and are identified in Item 3.15 of the First Security Disclosure Memorandum as “qualified plans,” and the date of the most recent determination letter from the IRS confirming the qualification of each such plan is set out in Item 3.15 of the First Security Disclosure Memorandum.

(h) Neither First Security nor any of the First Security Subsidiaries currently sponsors, or has ever sponsored, an Employee Pension Benefit Plan subject to Section 302 of ERISA and 412 of the Code, nor does First Security nor any of the First Security Subsidiaries currently sponsor, or has ever sponsored, an Employee Pension Benefit Plan subject to Title IV of ERISA.

(i) None of the Employee Pension Benefit Plans is, and First Security and the First Security Subsidiaries have never contributed to, a “multiemployer plan,” as that term is defined in Section 3(37) of ERISA (as particularly amended by The Multiemployer Pension Plan Amendments Act of 1980).

(j)  First Security and the First Security Subsidiaries have provided to AFB the information in their possession that AFB has requested to determine the accounting treatment which may be accorded any of the retiree or other post-employment welfare bene-fits currently, or at any time, in force under proposed Financial Account-ing Standards Board guidelines. All programs providing retiree or other post-employment welfare benefits are listed separately and identified as such in item 3.15 of the First Security Disclosure Memorandum.

(k) Neither First Security nor any of the First Security Subsidiaries currently sponsors, or has ever sponsored, a employee welfare benefit plan as defined in Section 3(1) of ERISA that is wholly or partially self-insured, or funded in any way, whether through a trust or fund under Sections 501(c)(9) or 419 of the Code or any other funding arrangement.

3.16 Insurance Policies. Item 3.16 of the First Security Disclosure Memorandum sets forth a summary of all material policies of insurance of First Security and the First Security Subsidiaries currently in effect, which summary is accurate and complete in all material respects. First Security and the First Security Subsidiaries maintain with reputable insurers insurance poli-cies and bonds in force in such amounts and against such liabilities and hazards customarily are maintained by similar businesses of comparable size. Neither First Security nor any of the First Security Subsidiaries is liable for any materi-al, retroactive premium adjustments. All policies are valid, enforce-able and in full force and effect, and neither First Security nor any of the First Security Subsidiaries has received any notice of premium increases or can-cellations. Neither First Security nor any of the First Security Subsidiaries know of any grounds for or any consider-ation of any such premium increase or cancellation notice or other indication of premium increases or cancellations, with respect to any of their insurance policies or bonds. All notices of cancella-tion received by First Security or the First Security Subsidiaries and all claims made by First Security or the First Security Subsidiaries under their respective insurance policies and bonds since January 1, 2003, or made prior thereto but remaining unresolved, are described in Item 3.16 of the First Security Disclosure Memorandum. Neither First Security nor any of the First Security Subsidiaries has failed to make a timely claim or file a timely notice with respect to any matter giving rise to a materi-al claim or potential material claim under their insurance policies and bonds.

3.17 Agreements. As of the date of this Agreement, neither First Security nor any of the First Security Subsidiaries is a party to:

(a) any collective bargaining agreement; any employment agreement, contract, or commitment; or any bonus plan or commission;

(b) any loan or other agreement pursuant to which First Security or any of the First Security Subsidiaries has borrowed money or any obligation of guaranty or indemnification arising from any agreement, contract or commitment which involves, singularly or in the aggregate, a potential material liability on the part of First Security or any of the First Security Subsidiaries, except letters of credit entered into in the ordinary course of business;

(c) any agreement, contract or commitment which is outside of the ordinary course of business;

(d) any agreement, contract or commitment containing any covenant materially limiting the freedom of either First Security or the First Security Subsidiaries to engage in any line of business in any geographic area or to com-pete with any Person;

(e) any agreement, contract, or commitment relating to capital expenditures and involving future payments which, together with future payments under all other agreements, con-tracts or commitments relating to the same capital project, exceed $50,000;

(f) any agreement, contract or commitment relating to the acquisition of substantially all of the assets, shares or capital stock of any business enterprise, except agreements, contracts or commitments in which assets, shares or capital stock are security for a loan or similar obligation created in the ordinary course of business;

(g) any agreement, contract or commitment (other than for 1 to 4 family residential loans or other loans and commitments, deposit products, or repurchase agreements made by the Bank in the ordinary course of business), which involves payments, consideration or obli-gations in the aggregate of $25,000 or more per agreement, contract or commitment, which (i) will not be performed within 30 days or less, or (ii) cannot be terminated within 30 days or less without payment of a penalty of more than $10,000; or

(h) any loan commitment, which involves obligations in the aggregate of $150,000 or more per commitment.

Neither First Security nor any of the First Security Subsidiaries has breached, nor, is there any pending or, to First Security’s knowledge, threatened claim that either First Security or any of the First Security Subsidiaries has materially breached any of the terms or conditions of (a) any agreement, contract or commitment set forth in the First Security Disclosure Memorandum delivered to AFB pursuant to this Agree-ment or (b) any other agreement, contract or commit-ment, the breach of which singularly or in the aggregate could reasonably be expected to result in the imposition of damages that would have a Material Adverse Effect.

3.18 Loans; Allowance for Loan Losses

(a) All of the loans on the books of First Security and the First Security Subsidiaries are evidenced by notes, agreements and other evidences of indebtedness as included in the applicable loan file and were made in the ordinary course of business, and the security therefor, if any, is valid and properly perfected. Neither the terms of such loans, nor any of the loan documentation, nor the manner in which such loans have been administered and serviced, nor First Security’s procedures and practices of approving or rejecting loan applications, violates any federal, state or local law, rule, regulation or ordinance applicable thereto, including, without limitation, the TILA, Regulations O and Z of the Federal Reserve Board, the CRA, the Equal Credit Opportunity Act, as amended, and state laws, rules and regulations relating to consumer protection, installment sales and usury.

(b) The allowances for loan losses reflected on the consolidated balance sheets included in the Financial Statements of First Security are adequate as of their respective dates under the requirements of GAAP and applicable regulatory requirements and guidelines.

3.19 Deposit Accounts The deposit accounts of the First Security Subsidiaries that are depository institutions are insured by the FDIC to the maximum extent permitted by federal law, and the First Security Subsidiaries have paid all premiums and assessments and filed all reports required to have been paid or filed under all rules and regulations applicable to the FDIC.

3.20 Related Party Transactions First Security has Disclosed all existing transactions, investments and loans, including loan guarantees existing as of the date hereof, to which First Security or any First Security Subsidiary is a party with any director, executive officer or, to First Security’s knowledge, 5% shareholder of First Security or any person, corporation, or enterprise controlling, controlled by or under common control with any of the foregoing. All such transactions, agreements, investments and loans are on terms, including interest rates and collateral, no less favorable to First Security than could be obtained from unrelated parties, and substantially comply with all applicable provisions of federal and state law. Any such loans, extensions and commitments do not involve more than a normal risk of collectability.

3.21 Brokers' or Finders' Fees. Neither First Security nor any First Security Subsidiary, nor any of their respective officers, directors or, to First Security’s knowledge, employees, has employed any agent, broker, finder or other Person or incurred any liability for commissions or fees in connection with any of the transac-tions contemplated by this Agreement, except for an obligation to the Financial Advisor for investment banking services, the nature and extent of which has been Disclosed.

3.22 Potential Competing Interests. To First Security's knowledge, no director or executive officer of either First Security or the First Security Subsidiaries nor any member of such person’s immediate family (as defined in Section 229.404(a) of Regulation S-K), (a) have any direct or indirect (5% or more) interest in any Person that competes or conflicts with, or is engaged in any business of the kind being conducted by, either First Security or the First Security Subsidiaries in the Fayette County, Kentucky or surrounding counties’ banking markets, or (b) does business or engages in commerce with, or provides goods or services to First Security or any of the First Security Subsidiaries. Neither First Security nor any of the First Security Subsidiaries uses any real or personal property in which any 5% or more shareholder of First Security (to First Security’s knowledge) or any director, officer or employee of either First Security or the First Security Subsidiaries, or, to First Security’s knowledge, any member of any such person’s family, have a direct or indirect (5% or more) interest.

3.23 Proxy Statement. The Proxy Statement, at the date of mailing to shareholders of First Security and at the time of the meeting of such shareholders to be held in connection with the Merger, (a) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that First Security makes no representation as to the accuracy of any information provided by AFB for inclusion in the Proxy Statement and (b) shall comply with the applicable provisions of the KBCA and the Securities Laws.

3.24 Fairness Opinion. First Security has received from the Financial Advisor an opinion that as of the date hereof, the Merger Consideration is fair to the holders of First Security Common Stock from a financial point of view.

SECTION 4

Representations and Warranties of AFB, American Bank and Merger Subsidiary

AFB, American Bank and Merger Subsidiary, jointly and severally, represent and warrant to First Security as follows:

4.01 Organization and Qualification AFB is a Kentucky corporation duly organized and validly existing under the laws of the Commonwealth of Kentucky. American Bank is a Kentucky banking corporation, duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky and is authorized to transact a banking business in Kentucky. All eligible accounts of deposit of American Bank are insured by the FDIC to the fullest extent permitted by law. Merger Subsidiary is a Kentucky corporation duly organized and validly existing under the laws of the Commonwealth of Kentucky. AFB and Merger Subsidiary have all requisite corporate power and authority to own and lease its property and to carry on its businesses as it is now being, or will be, conducted. AFB will be a duly registered bank holding company under the Bank Holding Company Act and will be the sole shareholder of American Bank and Merger Subsidiary on the Closing Date.

4.02 Authorization; No Conflict. AFB, American Bank and Merger Subsidiary have the full right, corporate power and authority to enter into, execute, deliver and perform their obligations under this Agreement. The execution, delivery and performance of this Agreement by AFB, American Bank and Merger Subsidiary and the transactions contemplated hereby have been duly authorized and approved by all requisite corporate action. This Agreement constitutes a valid and legally binding obligation of each of AFB, American Bank and Merger Subsidiary, subject to (i) applicable bankruptcy, insolvency and similar laws now or thereafter in effect concerning creditors’ rights and remedies generally and (ii) general principles of equity, whether applied in a court of law or a court of equity. Neither the execution, delivery, or perfor-mance of this Agreement, nor the consummation of the transactions contemplated hereby will: (a) violate, conflict with, or result in a breach of any provision of the articles of incorporation of AFB, American Bank or Merger Subsidiary or the bylaws of AFB, American Bank or Merger Subsidiary; or (b) (i)  violate, conflict with, or result in a breach of any provision of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would consti-tute a default) under, (iii) result in the termination of or accelerate the performance required by, or (iv) result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of AFB, American Bank or Merger Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, lease, license, agreement or other instrument or obligation which binds AFB, American Bank or Merger Subsidiary or any assets of AFB, American Bank or Merger Subsidiary which violation, conflict, breach, default, termination or acceleration of performance, lien, security interest, charge or encumbrance would have a Material Adverse Effect on AFB or American Bank; or

(c) subject to receipt of governmental approvals required to consummate the transactions contemplated by this Agreement, violate any order, writ, injunction, decree, statute, rule or regulation of any governmental body applicable to AFB, American Bank or Merger Subsidiary or any assets of AFB, American Bank or Merger Subsidiary.

4.03 Accuracy of Statements. No written statement, certificate, instrument or other writing furnished or to be furnished hereunder by AFB, American Bank or Merger Subsidiary to First Security contains or will contain any untrue statement of a material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.04 Consummation of Transactions. Neither AFB, American Bank nor Merger Subsidiary know of any fact or circumstance involving AFB’s or American Bank’s operation or financial condition that would prevent it from consummating the transactions contemplated by this Agreement (including, without limitation, the formation of AFB as the bank holding company for American Bank) or from obtaining the regulatory approvals necessary for the consummation of the transactions contemplated by this Agreement.

4.05 Financial Resources. AFB will have prior to the Closing, sufficient cash funds to pay the aggregate Merger Consideration.

4.06 Regulatory Compliance. Neither AFB nor American Bank knows of any fact or condition relating to AFB or American Bank (including, without limitation, noncompliance with the CRA and the Bank Secrecy Act) that would prevent AFB or First Security from obtaining all of the federal and state regulatory approvals contemplated herein.

4.07 Legal Proceedings. There are no actions, suits or proceedings instituted, pending or, to the knowledge of AFB or American Bank threatened, against AFB or any of its Subsidiaries or against any asset, interest or right of AFB or any of its Subsidiaries that, if decided against AFB or any of its Subsidiaries, would have a Material Adverse Effect on the ability of AFB to perform its obligations under this Agreement or any transactions contemplated by the Agreement to which it is a party.

SECTION 5

Covenants and Conduct of the Parties

First Security and AFB warrant and agree, as appropriate, that from the date hereof through the Closing Date:

5.01 Conduct of Business. First Security and the Bank agree that during the period from the date of this Agreement to the Effective Time (unless AFB shall otherwise agree in writing and except as otherwise contemplated by this Agreement), First Security and the Bank shall conduct, and shall cause their Subsidiaries to conduct, their operations according to their ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact their current business organiza-tion, keep available the service of their current directors, officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that goodwill and ongoing business shall not be impaired in any material aspect at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise permitted in this Agreement, prior to the Effective Time, First Security and the Bank shall not, and shall cause the First Security Subsidiaries not to, without the prior written consent of AFB:

(a) Issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (i) any additional shares of capital stock of any class of First Security of the First Security Subsidiaries (including shares of First Security Common Stock), or any securi-ties or rights convertible into, exchangeable for, or evidencing the right to subscribe for any such shares of capital stock, or any rights, warrants, options, calls, commit-ments or any other agreements of any character to purchase or acquire any such shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), or (ii) any other securities in respect of, in lieu of, or in substitu-tion for, shares of First Security Common Stock outstanding on the date hereof, except with respect to the options outstanding on the date hereof that have been Disclosed;

(b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding shares of First Security Common Stock;

(c) split, combine, subdivide or reclassify any shares of First Security Common Stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution, whether in cash, stock, property or otherwise, in respect of any shares of First Security Common Stock or otherwise make any payments to shareholders in their capacity as such;

(d) adopt a plan of complete or partial liquida-tion, dissolution, merger, consolidation, restruc-turing, recapital-ization or other reorganization of First Security or the Bank (other than the Merger or the Bank Merger);

(e) adopt any amendments to the articles of incorporation or bylaws of First Security or the Bank;

(f) make any acquisition or disposi-tion of assets or securi-ties, except in the ordinary course of business consistent with past practices;

(g) incur any indebtedness for borrowed money or guarantee any such indebtedness or make any loans, advances or capital contribu-tions to, or investments in, any other person or entity, other than in the ordinary course of banking consistent with safe and sound banking practices; it being understood and agreed that the incurrence of indebtedness in the ordinary course of a commercial banking business shall include the creation of deposit liabilities, purchas-es of federal funds and demand and overnight Federal Home Loan Bank Funds, sales of certificates of deposit and entering into repurchase agreements, provided it is within applicable directives required by law or by the Federal Reserve Board, the FDIC or the KOFI to the end that such is not an unsafe or unsound banking practice according to the Federal Reserve Board, the FDIC or the KOFI, to the extent applicable thereto;

(h) offer any new deposit or loan product or service or, except as may be required to comply with applicable law, change its lending, investment, liability management, loan loss provision, loan loss charge-off or other material banking policies;

(i) grant any increase in the compensation of any of the directors, officers or employees of First Security or the Bank;

(j) pay or agree to pay any pension, retire-ment allowance, severance or other employee benefit not required or contemplated by any of the existing Employee Benefit Plans or any agreements or arrangements as in effect on the date hereof to any such director, officer or employee, whether past or present, except as may be required by law or this Agreement;

(k) enter into any new or amend or extend any existing employment or severance or termination agreement with any director, officer or employee;

(l) except as may be required to comply with applicable law or to maintain the tax-qualified status of any such plan, become obligated under any new benefit plan or amend any existing benefit plan in existence on the date hereof if such amendment would have the effect of materially enhancing any benefits thereun-der;

(m) make any capital expenditures or commit-ments for any capital expenditures other than capital expenditures or commitments for any capital expenditures set forth in the First Security Disclosure Memorandum;

(n) make any material changes in its customary methods of marketing;

(o) take, or agree to commit to take, any action that would make any representation or warranty of First Security or the Bank contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time;

(p) change its method of accounting in effect at December 31, 2004, except as required by changes in GAAP as concurred in by First Security’s independent auditors, or change its fiscal year;

(q) take any action that would, or reasonably might be expected to, adversely affect the ability of First Security, the Bank or AFB to obtain any of the regulatory approv-als set forth in Section 6.01(b) without imposition of a condition or restriction of the type referred to in Section 7.1(d); or

(r) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

5.02 Discussion with Other Purchasers.

(a) First Security and the Bank shall not, and First Security and the Bank shall direct and use their best efforts to cause their officers, directors, employees, agents and representatives

(including, without limitation, any attorney, accountant, investment banker or other advisor retained by it) not to initiate, solicit or encourage, directly or indirectly, any Acquisition Proposal or engage in any negotiations or discussions with, or furnish any information or data to, any Person relating to an Acquisition Proposal. First Security, the Bank and their officers, directors, employees, agents and representatives shall immediately cease any existing discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal.

(b) Notwithstanding the provisions of Section 5.02(a), if, after the date of this Agreement, the First Security Board receives an unsolicited Acquisition Proposal (which Acquisition Proposal in the good faith judgment of First Security’s Board, after consultation with its outside legal counsel, is a Superior Proposal) from any Person and the First Security Board reasonably concludes that the failure to engage in discussions or negotiations with such Person would be inconsistent with the First Security Board’s fiduciary duties to the shareholders of First Security under applicable law, then (i) First Security, the First Security Board and any attorney, accountant, investment bank or other advisor retained by First Security may, directly or indirectly, provide access to or furnish or cause to be furnished information concerning the business, properties or assets of First Security or the First Security Subsidiaries to such Person pursuant to an appropriate confidentiality agreement, and (ii) First Security or the First Security Board and any attorney, accountant, investment bank or other advisor retained by First Security may participate in and engage in discussions and negotiations with such Person regarding such Acquisition Proposal. In the event that, after the date of this Agreement, the First Security Board receives an unsolicited Acquisition Proposal and the First Security Board determines in its good faith judgment, after consultation with its outside legal counsel, that such Acquisition Proposal is a Superior Proposal, the First Security Board may do any or all of the following: (x) withdraw, modify or change the First Security Board’s approval or recommendation of this Agreement or the Merger; (y) approve or recommend to the shareholders of First Security such Superior Proposal; and/or (z) terminate this Agreement; provided, however, that the First Security Board shall not take any of the actions referred to in clauses (x), (y) or (z) unless all of the following conditions are satisfied: (1) prior to taking any such action, First Security has paid the amounts referred to in Section 7.03 to AFB in immediately available funds; (2) prior to taking any such action, the First Security Board has, in the reasonable exercise of its fiduciary duty under applicable law, approved and recommended the approval of such Superior Proposal by the First Security shareholders; and (3) the First Security Board has given to AFB at least three (3) Business Days prior to taking any of the actions referred to in clauses (x) or (y), written notice that such actions are to be taken, which notice shall specify the material aspects of the actions to be taken.

(c) First Security agrees that it will notify AFB immediately if any inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives in connection with an Acquisition Proposal. First Security will promptly (within one Business Day) advise AFB following receipt of any proposal for a Acquisition Proposal and the substance thereof (including the identity of the Person making such proposal), and will provide AFB with a copy of any such proposal and keep AFB apprised of any related developments, discussions and negotiations (including the terms and conditions of the proposal) on a current basis. First Security shall give written notice to AFB at least three (3) Business Days in advance of signing any definitive agreement with a Person (other than AFB) in contemplation of a Superior Proposal.

5.03 Access to Information. Upon reasonable notice, First Security and the Bank shall afford to the officers, directors, employees, accountants, counsel and other authorized representa-tives of AFB and American Bank (“Representatives”) reasonable access, during normal business hours throughout the period prior to the Effective Time, to their books and records, proper-ties, officers, directors, employees, counsel, accountants and other representatives, and, during such period, shall make available to such Representatives (i) a copy of any Securities Documents, (ii) a copy of each report, schedule and other document filed or received by them during such period pursuant to the requirements of federal or state banking laws (other than reports or docu-ments that such parties are not permitted to disclose under applicable law) and (iii) all other available information concerning their business, properties and personnel and all financial operating and other data as may reasonably be requested. AFB and American Bank will hold any such informa-tion that is non-public in confidence and, without limitation on its obligations under the preceding clause, AFB and American Bank will hold any such information in confidence until such time that such information is or becomes generally available to the public other than as a result of a disclosure by AFB, American Bank or any of their Representatives; provided, however, that this sentence shall not prohibit disclosure of such information to the extent required or reasonably contemplated by any subpoena, civil investigative demand or other similar process. No investigation by AFB and American Bank shall affect the repre-sentations and warranties of First Security, except to the extent such representa-tions and warranties are by their terms qual-ified by information set forth in the First Security Disclosure Memorandum. -

5.04 Shareholder Meeting. First Security shall duly call, give notice of, convene and hold a meeting of its shareholders to be held for the purpose of voting upon the approval of this Agreement and the transactions contemplated hereby (the “Shareholders Meeting”). Subject to the exercise by the First Security Board of their fiduciary duties, First Security will, through the First Security Board, unanimously recommend to its shareholders approval of this Agreement and the transactions contemplated hereby. First Security shall hold such meeting as soon as reasonably practicable after the date of this Agreement. Promptly after the Shareholders Meeting, First Security shall provide AFB with the results of such meeting including the number of shares voted in favor of, against, and abstaining on each matter voted upon at the Shareholders Meeting.

5.05. Proxy Statement. First Security shall prepare a proxy statement with respect to the Shareholders Meeting providing no less than that information about this Agreement and the Merger that is required to be provided under the KBCA and the Securities Laws. First Security shall solicit proxies from holders of First Security Common Stock with respect to the vote on this Agreement and the transactions contemplated hereby at the Shareholders Meeting and shall take all other action reasonably necessary to secure the First Security Requisite Vote. AFB and American Bank shall furnish all information concerning it as may be reasonably requested by First Security in connec-tion with the preparation of such proxy statement.

5.06 Reserves. The First Security Financial Statements delivered after the date hereof that are unaudited shall reflect a monthly provision, based on a review of the current status of all loans, in accordance with GAAP and the pertinent regulations and policies of the Federal Reserve Board, the FDIC, KOFI and other applicable regulatory authorities concerning the write off of loans.

5.07 Preservation of Business and Investment Decisions. Each of First Security and the Bank shall use its best efforts to preserve the possession and control of all of their respective assets, to preserve the goodwill of its respective customers and others with whom it has business relations, and to do nothing knowingly to impair the ability to keep and preserve its respective businesses existing on the date of this Agreement. Without in any way limiting the foregoing, First Security and the Bank shall, and shall use its best efforts to cause their employees, agents and representatives, to use their best efforts to preserve, safeguard and maintain for the sole benefit of First Security and the Bank the confidentiality of all customer lists, records and other information not generally known to the public relating to the customers, business or operations of the Bank or First Security. In addition, neither First Security nor the Bank shall, without first consulting with the Chief Executive Officer of AFB:

(a) make any significant investment decision, including, without limitation, engaging in any interest rate swaps, futures or options transactions, purchases or sales of any marketable securities other than overnight Federal Reserve Funds, demand and overnight Federal Home Loan Bank Funds, short-term U.S. Treasury securities or short-term securities of U.S. government agencies, or any other investment decision involving $100,000 or more.

(b) make or commit to make any loan or other extension of credit (including any overdrafts), give any discount or enter into any financing lease (i) in a manner that deviates in any material way from the loan and underwriting policies of the Bank in effect on the date of this Agreement (a true and complete copy of which are attached as Item 5.07 of the First Security Disclosure Memorandum), or (ii) in an amount which, when aggregated with all other loans, commitments or extensions to such borrower or obligor, equals or exceeds $250,000; or

(c) amend, modify or renew the terms or conditions of any existing loan, discount or financing lease (i) in a manner that deviates in any material way from the loan and underwriting policies of the Bank, as reviewed by AFB and in effect on the date of this Agreement, or (ii) with a balance as of the date of this Agreement, or as of the date of such amendment, modification or renewal, equal to or in excess of $150,000.

First Security and the Bank shall each continue to manage and monitor their loan and investment portfolio in a manner consistent with sound lending and investment practices outlined by applicable regulations. First Security shall also deliver to AFB not less than monthly a list of all of its new loans or increases in existing loans to customers setting forth amount of such loans, the collateral securing such loans, and any other matters or information concerning such loans as AFB shall reasonably request.

5.08 Notification of Material Changes and Litigation. First Security shall provide AFB with prompt written notice, accompanied by a detailed description, (a) of any adverse or potentially adverse material change in the condition, earnings or businesses of First Security or the Bank, (b) of any event or condition of any character (whether actual, threatened or contemplated) pertaining to the financial conditions, businesses or assets of First Security or the Bank that has materially and adversely affected, or has a substantial possibility of materially and adversely affecting, any of their financial conditions, businesses or assets, or to cause any of its businesses to be carried on materially less profitably than prior to this Agreement, and (c) of all claims, regulatory proceedings and litigation (whether actual, threatened or contemplated and whether or not material) against or possibly involving First Security or the Bank, or any officer, employee or director of First Security or the Bank (where such actual, threatened or contemplated claims, regulatory proceedings or litigation arise in connection with actions taken or alleged to be taken by any officer, employee or director in his or her capacity as an officer, employee or director). Such adverse or potentially adverse material changes or such claims, proceedings or litigation shall include, without limitation, any adverse or potentially adverse material change in or any litigation arising in connection with any item or matter reported on the First Security Disclosure Memorandum or any schedule, annex or document delivered by First Security in connection with this Agreement.

5.09 Reasonable Efforts. Each of First Security, the Bank, AFB, Merger Subsidiary and American Bank shall use all reason-able efforts to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on AFB or First Security with respect to the Merger and to consummate and make effective the transactions contemplated by this Agreement, subject to the First Security Requisite Vote, including using all reasonable efforts (a) to promptly prepare and file all necessary documentation, to effect all consents, authorizations, orders or approvals of any governmental entity, (b) to obtain (and to cooperate with another party to obtain) any necessary or appropriate consent, authori-za-tion, order or ap-proval of, or any exemption by, any governmental entity and/or any other public or private third party in connection with the Merger and the transactions contem-plated by this Agreement, (c) to effect all necessary registra-tions, filings and submissions and (d) to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), subject, however, to the First Security Requisite Vote. AFB, Merger Subsidiary and American Bank will file all applications necessary to obtain any required regulatory approvals of the transactions contemplated by this Agreement as soon as reasonably practicable after the date hereof.

5.10 First Security Financial Statements First Security shall make available to AFB true and com-plete copies of any First Security Financial Statements and any First Security Monthly Financial Statements for any annual, monthly or quarterly period ended subsequent to September 30, 2005 and prior to the Effective Time.

5.11 Employee Matters.

(a) AFB and American Bank shall cause the Surviving Corporation to honor the obligations of First Security or the First Security Subsidiaries under the provisions of all Employee Benefit Plans as of the Effective Time. With respect to employment after the Effective Time, the employees of First Security shall receive the same coverage under the Employee Benefit Plans or employee benefits in effect immediately prior to the Effective Time until, with respect to each item of benefit, such benefit is transitioned to the benefit provided to employees of AFB in similar positions. With respect to each employee of First Security, service with First Security or the First Security Subsidiaries shall be counted for purposes of eligibility and vesting. AFB and American Bank will also waive any preexisting conditions, exclusions or waiting periods applicable to employees of First Security with respect to participation or coverage requirements in the benefits AFB and American Bank provide, and also provide credit under any welfare plan for any copayments, deductibles and out-of-pocket expenditures for the remainder of the coverage period during which any transition of benefits occurs.

(b) Subject to the determination of its staffing needs, AFB and American Bank desire to retain substantially all of the employees of First Security and/or the Bank following the Effective Time. All such retained employees shall be employed at the will of AFB and American Bank and shall have no contractual right to employment as a result of this Agreement, other than for those commitments made herein or other contractual commitments, if any, specifically made or assumed by AFB and American Bank hereunder or by operation of law.

(c) In no event shall First Security or any First Security Subsidiary take any action or make any payments that could result, in the reasonable opinion of AFB or its professional advisors, either individually or in the aggregate, in the payment of an “excess parachute payment” within the meaning of Section 280G of the Code or that could result, in the reasonable opinion of AFB or its professional advisors, either individually or in the aggregate, in payments that would be nondeductible pursuant to Section 162(m) of the Code.

5.12 Certain Accounting Matters Prior to the Effective Time, First Security and the Bank shall, consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, use commercially reasonable efforts to modify or change (i) their accounting and financial policies and practices, including, without limitation, policies and practices arising in connection with record keeping, loan classification, valuation adjustments, levels of loan loss reserves and other accounting matters, and (ii) First Security’s lending, investment or asset/liability management policies; such that the policies and practices set forth in (i) and (ii) above shall be consistent with AFB’s policies, practices and procedures; provided, that any action taken pursuant to this Section 5.12 shall not be deemed to constitute or result in the breach of any representation or warranty of First Security contained in this Agreement.

5.13 Press Releases AFB, American Bank and First Security shall agree with each other as to the form and substance of any press release or public pronouncements or interviews related to this Agreement or the transactions contemplated hereby and thereby, and consult with each other as to the form and substance of other public disclosures and interviews related thereto; provided, that nothing contained herein shall prohibit either party, following notification to the other party to the extent possible under the circumstances, from making any disclosure which in the opinion of its legal counsel is required by law.

5.14 Reports First Security shall file (and shall cause the First Security Subsidiaries to file), between the date of this Agreement and the Effective Time, all material reports required to be filed by it with the Commission and any other regulatory authorities having jurisdiction over such party, and shall deliver to AFB, as the case may be, copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the Commission, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to the absence of notes and to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the Commission will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to a regulatory authority other than the Commission shall be prepared in accordance with requirements applicable to such reports.

5.15 Processing Agreements. First Security shall exercise all commercially reasonable efforts to enter into an agreement, in form and substance reasonably satisfactory to American Bank, with BSC, Inc. which provides that First Security and BSC, Inc. will continue the term of the November 14, 2005 contract between First Security and BSC, Inc. (the “BSC Agreement”) on a month to month basis on the same terms set forth in the BSC Agreement through the end of the fourth month following the month in which the Closing Date occurs. First Security will also promptly terminate the May 27, 2005 Master Resource Management Services Agreement between First Security and Precision Computer Systems, Inc. (the “PCS Agreement”) through payment by First Security to Precision Computer Systems, Inc. of a termination fee of not more than $50,000 (plus specified expenses) (the “Termination Fee”). Upon termination and payment of the Termination Fee, First Security shall have no further liability or obligations under the PCS Agreement.

SECTION 6

Conditions of Merger

6.01 Conditions to Obligations. The obligations of First Security, AFB, American Bank and Merger Subsidiary to consummate the Merger shall be subject to the satisfaction of the following conditions on or before the Closing Date:

(a) Shareholder Approval. The Agreement shall have been approved by the First Security Requisite Vote.

(b) Regulatory Approval. AFB and First Security shall have obtained all appropriate orders, con-sents, approvals and clearances in the form and substance reasonably satisfactory to each of them, from the Federal Reserve Board, the FDIC, the KOFI and all other regulatory agencies and other governmental authorities whose order, consent, approval, absence of disapproval, or clearance is required by law for the consummation of the trans-actions contemplated by this Agreement, and the terms of all requisite orders, consents, approvals and clearances shall permit the effectuation of the Merger.

(c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunc-tion or other order issued by any court of compe-tent jurisdic-tion or other legal restraint or prohibi-tion preventing the consumma-tion of the Merger shall be in effect, nor shall any proceeding by any governmental entity seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, en-tered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger- illegal.

6.02 Conditions to Obligations of AFB, American Bank and Merger Subsidiary. The obligations of AFB, American Bank and Merger Subsidiary to effect the Merger shall be subject to the satisfaction of the following conditions, in addition to those set forth in Section 6.01, on or before the Closing Date:

(a) Representations, Warranties and Covenants.

(i) The representations and warranties of First Security set forth in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and correct, and the representations and warranties of First Security set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Effective Time, as though made on and as of the Effective Time, except as otherwise specifically contemplated by this Agreement, and except to the extent the representation or warranty is expressly limited by its terms to another date, in which case it shall have been true and correct as of such date; and AFB shall have received a certificate signed on behalf of First Security by an executive officer of First Security to such effect.

(ii) First Security shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Time, and AFB shall have received a certificate from First Security signed by its President, to that effect.

(b) Dissenters Rights. Dissenting Holders who properly exercise dissenters rights pursuant to the KBCA, if any, shall not be the holders of more than seven percent (7%) of the outstanding shares of First Security Common Stock.

(c) No Material Adverse Effect. Since December 31, 2004, no Material Adverse Effect shall have occurred to First Security.

(d) Opinion of Counsel for First Security. AFB shall have received an opinion of counsel to First Security, dated as of the Closing Date, in substantially the form attached hereto as Annex C.

(e) Statutory Requirements. All authorizations, consents and approvals of all federal, state, local and foreign governmental agencies and author-ities required to be obtained in order to permit consummation by AFB and First Security of the transactions contemplated by this Agree-ment and to permit the business presently carried on by First Security and the Subsidiaries to continue unim-paired in all material respects immedi-ately following the Effective Time shall have been obtained.

6.03 Conditions to Obligations of First Security. The obligations of First Security to effect the Merger shall be subject to the satisfac-tion of the following conditions, in addition to those set forth in Section 6.01, on or before the Closing Date:

(a) Representations, Warranties and Covenants.

(i) The representations and warranties of AFB, American Bank and Merger Subsidiary set forth in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and correct, and the representations and warranties of AFB, American Bank and Merger Subsidiary set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Effective Time, as though made on and as of the Effective Time, except to the extent the representation or warranty is expressly limited by its terms to another date, in which case it shall have been true and correct as of such date, and First Security shall have received a certificate signed on behalf of each of AFB, American Bank and Merger Subsidiary by an executive officer of AFB, American Bank and Merger Subsidiary, respectively, to such effect.

(ii) AFB, American Bank and Merger Subsidiary shall have performed in all material respects all obligations required to be performed by them under this Agreement prior to the Effective Time, and First Security shall have received a certificate from each of AFB, American Bank and Merger Subsidiary signed by its President, to that effect.

(b) Statutory Requirements. All authorizations, consents and approvals of all federal, state, local, and foreign governmental agencies and authorities required to be obtained in order to permit consummation by First Security and AFB of the trans-actions contemplated by this Agreement and to permit the business presently carried on by First Security and the First Security Subsidiaries to continue unimpaired in all material respects immediately following the Effective Time shall have been obtained.

(c) Opinion of Counsel for AFB, American Bank, and Merger Subsidiary. First Security shall have received an opinion of counsel to AFB, American Bank, and Merger Subsidiary, dated as of the Closing Date, in substantially the form attached hereto as Annex D.

SECTION 7

Termination of Agreement

7.01 Termination Rights. This Agreement may be terminated at any time before the Effective Time:

(a) By First Security and AFB, if for any reason consummation of the transactions contem-plated by this Agreement is inadvisable in the opinions of both the board of directors of AFB and the First Security Board;

(b) By either First Security or AFB (if its board of directors so determines by vote of a majority of the members of its entire board) if the Effective Time shall not have occurred on or before June 30, 2006 or such later date as the parties may have agreed on in writing, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of (i) the party seeking to terminate pursuant to this Section 7.01(b) or (ii) any of the Specified Shareholders (if First Security is the party seeking to terminate), which action or inaction is in violation of its obligations under this Agreement or, in the case of the Specified Shareholders, his, her or its obligations under the relevant Voting Agreement;

(c) At any time prior to the Effective Time, by either AFB or First Security (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if its board of directors so determines by vote of a majority of the members of its entire board, in the event of: (i) a material breach by AFB or First Security, as the case may be, of any representation or warranty contained herein, which breach would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in 6.02(a) or 6.03(a), as the case may be, and which cannot be or has not been cured within the earlier of 45 days after the giving of written notice to the breaching party or parties of such breach or June

30, 2006; or (ii) a material breach by AFB or First Security, as the case may be, of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within the earlier of 45 days after the giving of written notice to the breaching party or parties of such breach or June 30, 2006;

(d) By either First Security or AFB if the shareholders of First Security do not approve the Agreement by the First Security Requisite Vote;

(e) By First Security, upon giving written notice to AFB, pursuant to Section 5.02(b); or

(f) By AFB if (i) the First Security Board has withdrawn, modified or changed its approval or recommendation of this Agreement or the Merger, or approved or recommended an Acquisition Proposal, (ii) First Security enters into any agreement with a Person with respect to a transaction, the proposal of which qualifies as an Acquisition Proposal, (iii) (A) a third party commences a bona-fide tender offer or an exchange offer for twenty-five percent (25%) or more of the outstanding shares of First Security’s Common Stock, and (B) the First Security Board has recommended that the shareholders of First Security tender their shares in such tender or exchange offer, or (iv) the First Security Board shall have resolved to do any of the foregoing.

7.02 Effect of Termination. Upon termination of this Agreement by either AFB or First Security pursuant to this Section 7, except for this Section 7, the confidentiality provisions of Section 5.03 and Section 8.03 in its entirety, which shall survive to the fullest extent permitted by law, (a) this Agreement shall be void and of no further effect, and (b) there shall be no liability by reason of this Agreement, or the termination thereof on the part of AFB, Merger Subsidiary, American Bank, First Security or the Bank or the respective directors, officers, employees, agents or shareholders of any of them, unless such termination results from a party’s willful misrepresentation or intentional breach of any covenant or representation or warranty contained herein. In such event, the terminating party shall have all remedies available to it at law or in equity.

7.03 Termination Amount and Expenses.

(a) Except as set forth in this Section 7.03, all expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid in accordance with the provisions of Section 8.03.

(b) First Security agrees that if (i) (A) this Agreement is terminated pursuant to Section 7.01(d), (B) the shares of First Security Common Stock subject to the Voting Agreement shall not have been voted in accordance with the terms thereof; and (C) First Security executes a definitive agreement providing for an Acquisition Proposal with any Person (other than AFB) within nine (9) months following the Termination Date; (ii) First Security shall terminate this Agreement pursuant to Section 7.01(e); (iii) AFB shall terminate this Agreement pursuant to Section 7.01(f); or (iv) (A) AFB shall terminate this Agreement pursuant to Section 7.01(c) because First Security willfully breaches any of its representations, warranties, covenants, or agreements, and (B) First Security executes a definitive agreement providing for an Acquisition Proposal with any Person (other than AFB) within nine (9) months following the Termination Date; then First Security shall pay to AFB a termination fee in an amount equal to $1,850,000 (the “Termination Amount”). The

Termination Amount shall be paid immediately upon termination; provided, however, if the Termination Amount is payable pursuant to clause (iv) above, the Termination Amount shall be paid on or before the execution of the definitive agreement contemplating such Acquisition Proposal.

AFB and American Founders jointly and severally agree that, if this Agreement is terminated pursuant to Section 7.01(b) or (c) as a result of the failure of AFB or American Bank to raise any capital or funds needed to obtain or comply with any approval, consent or clearance necessary to satisfy the condition set forth in Section 6.01(b) prior to June 30, 2006, then AFB and American Bank shall, jointly and severally, pay First Security in immediately available funds an amount equal to the Termination Amount. The Termination Amount shall be paid immediately upon termination.

(c) First Security agrees that, if (i) AFB shall terminate this Agreement pursuant to Section 7.01(c), (ii) either AFB or First Security terminate this Agreement pursuant to Section 7.01(d), (iii) First Security shall terminate this Agreement pursuant to Section 7.01(e), or (iv) AFB shall terminate this Agreement pursuant to Section 7.01(f), then First Security shall pay to AFB, within five (5) Business Days of receipt by First Security of a written notice from AFB evidencing AFB’s documented expenses, an amount equal to AFB’s documented expenses; provided that such amount shall not exceed $200,000. Notwithstanding the foregoing, any recovery by AFB under Section 7.03(b) shall not preclude AFB from also recovering under Section 7.03(c).

(d) AFB and American Bank agree that, if First Security shall terminate this Agreement pursuant to Section 7.01(c), then AFB shall pay to First Security, within five (5) Business Days of receipt by AFB of a written notice from First Security evidencing First Security’s documented expenses, an amount equal to First Security’s documented expenses; provided that such amount shall not exceed $200,000.

(e) Each of AFB, American Bank and First Security acknowledges that the agreements contained in this Section 7.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, such party would not enter into this Agreement; accordingly, if a party fails to pay promptly amounts due hereunder, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the party that fails to pay for such amounts, the non-prevailing party shall pay the prevailing party’s reasonable expenses (including reasonable attorneys’ fees) incurred in connection with such suit.

(f) Any payment required to be made pursuant to this Section 7.03 shall be made on the requisite payment date by wire transfer of immediately available funds to an account designated by the party to be paid.

SECTION 8

Miscellaneous

8.01 Deliveries and Notices. Any deliveries, notices or other communications required or permitted hereunder shall be deemed to have been duly made or given: (i) if delivered in person; (ii) if sent by registered mail, return receipt requested, postage prepaid; (iii) if sent by a nationally recognized overnight courier service; or (iv) if sent by facsimile, provided, however, that facsimile is promptly confirmed by telephone, and in each case, addressed as follows:

(a) If to First Security or the Bank:

First Security Bancorp, Inc.
318 East Main Street
Lexington, Kentucky 40507
Attn: R. Douglas Hutcherson
Fax: (859) 367-3725

with a copy to:

Wyatt, Tarrant & Combs LLP
500 West Jefferson Street
Suite 2600
Louisville, Kentucky 40202
Attn: Cynthia W. Young
Fax: (502) 589-0309

(b)	If to AFB or American Bank:

AFB Holding Company, Inc.
201 Limestone Drive
Frankfort, Kentucky 40601
Attn: Tim Wesley, President and CEO
Fax: (502) 875-4525

with a copy to:

Frost Brown Todd LLC
400 West Market Street, 32nd Floor
Louisville, Kentucky 40202-3354
Attn: R. James Straus
Fax: (502) 581-1087

or if sent to such substituted address as First Security, the Bank, American Bank or AFB has given to the other in writing.

8.02 Waivers. No waivers or failure to insist upon strict compliance with any obligation, covenant, agreement or condition of this Agreement shall operate as a waiver of, or an estoppel with respect to, any subsequent or other failure.

8.03 Expenses. Except as otherwise provided in this Agreement, each party shall assume and pay its own legal, accounting and other expenses incurred in connec-tion with the transactions contemplated by this Agreement. AFB shall bear the expenses of applying for regulatory approval for the Merger. First Security shall cause its attorneys and accountants to bill it on a monthly basis for all fees and expenses incurred and shall promptly accrue and pay such bills.

8.04 Headings, Counterparts, and Pronouns. The headings in this Agreement have been included solely for ease of reference and shall not be considered in the interpretation or construction of this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Wherever from the context it appears appropriate, pronouns stated in the masculine, feminine or neuter in this Agreement shall include the masculine, feminine and neuter.

8.05 Annexes and Disclosure Memorandum. The annexes and disclosure memorandum to this Agreement are incorporated herein by this reference and expressly made a part hereof.

8.06 Entire Agreement. All prior negotiations and agree-ments, by and between First Security, American Bank and AFB are superseded by this Agree-ment and the Voting Agreements, and there are no representations, warranties, understandings or agreements between the parties other than those expressly set forth herein or in an annex or disclosure letter delivered or to be deliv-ered in connection herewith.

8.07 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the Commonwealth of Kentucky and the United States.

8.08 Termination of Representations and Warranties. The representations and warranties contained in this Agreement shall termi-nate at the Effective Time, and shall thereafter be of no further force and effect.

8.09 Bank. The Bank joins in this Agreement for the purpose of acknowledging the covenants of First Security hereunder, making the covenants set forth in Section 5.09, 5.12 and 5.15 and representing and warranting to AFB that, to its knowledge, the representations of First Security herein as to the Bank or its business, are true and correct in all material respects. The Bank acknowledges that in consideration of the foregoing, the Bank shall benefit from a smooth and orderly transition in the ownership and control of First Security.

8.10 Knowledge. The phrases “know” or “knowledge” mean the actual knowledge, after due inquiry, of the executive officers of First Security and AFB, respectively.

8.11 Indemnification and D & O Insurance.

(a) Subject to the Closing, AFB shall cause the Surviving Corporation to continue to provide such individuals who at any time prior to the Effective Time were directors or officers of First Security or the Bank (the “Indemnified Parties”) with indemnification in respect of actions or omissions occurring at or prior to the Effective Time (including without limitation the transactions contemplated by this Agreement), in accord with the provisions with respect to indemnification set forth in the articles of incorporation and bylaws of First Security or the Bank as in effect on the date of this Agreement (true, correct and complete copies of which have been provided to AFB) for a period of six (6) years after the Effective Time, unless otherwise required by law. From and after the Effective Time, AFB shall, to the fullest extent permitted under applicable law, cause the Surviving Corporation to fulfill and honor the obligations of First Security and the Bank pursuant to any indemnification agreements between First Security or the Bank and their respective officers and directors in effect prior to the date of this Agreement disclosed on the First Security Disclosure Memorandum.
(b) Prior to the Effective Time, First Security and the Bank may, with the consent of AFB (which consent will not be unreasonably withheld) purchase a “run-on” directors’ and officers’ liability insurance policy for a period of six years after the Effective Time, for the benefit of those persons who are covered by First Security’s or the Bank’s, as applicable, directors’ and officers’ liability insurance policies at the Effective Time, providing coverage with respect to matters occurring prior to the Effective Time that is at least equal to the coverage provided under First Security’s or the Bank’s, as applicable, current directors’ and officers’ liability insurance policies, so long as the premium for such six-year period is not in excess of 150% of the per annum premium that First Security or the Bank, as applicable, currently pays of its existing directors’ and officers’ liability insurance, and shall not modify, amend or otherwise alter such terms and conditions without the prior written consent of AFB, which consent shall not be withheld unreasonably. In the event that such run-on policy is not available, the Surviving Corporation shall cause to be maintained in effect policies of directors’ and officers’ liability insurance for six years after the Effective Time providing such coverage to such persons at an annual cost not greater than 150% of the premium for the current First Security or the Bank, as applicable, directors’ and officers’ liability insurance policies; provided that if such insurance cannot be so maintained at such cost, the Surviving Corporation shall maintain as much of such insurance as can be so maintained at a cost equal to 150% of the current annual premiums of First Security or the Bank, as applicable, for such insurance.

(c) In the event that AFB or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person in a single transaction or a series of transactions, then, and in each such case, AFB or the Surviving Corporation, as applicable, shall make or cause to be made proper provision so that the successors and assigns of AFB or the Surviving Corporation, as applicable, assume by operation of law the obligations of AFB or the Surviving Corporation, as applicable, under this Section 8.11 for the benefit of the Indemnified Parties.

(d) This Section 8.11 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and their heirs and personal representatives and shall be binding on AFB and the Surviving Corporation and its successors and assigns.

8.12 Benefit and Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their successors and assigns; provided, however, that no party to this Agreement shall assign its rights or obligations hereunder without the express written consent of the other party, which consent shall not be unreasonably withheld.

8.13 No Third Party Beneficiaries. It is expressly understood and agreed by the parties hereto that any representation, warranty or covenant by a party contained herein is made only for the benefit of the other party hereto, and that accordingly no person or entity not a party to this Agreement shall have any cause of action with respect to (or be deemed in any fashion a third party beneficiary of) any representation, warranty or covenant (or breach thereof) in this Agreement, subject to the express terms of Section 8.11.

8.14 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of First Security and the Bank shall take all such necessary action.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, First Security, the Bank, AFB, Merger Subsidiary and American Bank have executed and delivered multiple originals of this Agreement as of the date set forth in the preamble hereto.

FIRST SECURITY BANCORP, INC.

By: /s/ R. Douglas Hutcherson

Title        President & CEO

FIRST SECURITY BANK OF LEXINGTON, INC.

By /s/ R. Douglas Hutcherson

Title       President & CEO

AMERICAN FOUNDERS BANCORP, INC.

By  /s/ Tim Wesley

Title    President

AMERICAN FOUNDERS ACQUISITION, INC.

By  /s/ Tim Wesley

Title    President

AMERICAN FOUNDERS BANK, INC.

By  /s/ Tim Wesley

Title    President & CEO

ANNEX A

Voting Agreement

VOTING AGREEMENT

This is a VOTING AGREEMENT dated as of December __, 2005 (the “Agreement”) by and between the undersigned holder of capital stock (“Shareholder”) of First Security Bancorp, Inc., a Kentucky corporation (“First Security”), and American Founders Bancorp, Inc., a Kentucky corporation (“AFB”). Capitalized terms used herein and not defined herein have the respective meanings set forth in the Merger Agreement (as defined herein).

WHEREAS, AFB and First Security have entered into the Agreement and Plan of Merger, dated as of December 12, 2005 (as such agreement may be subsequently amended or modified is hereinafter referred to as the “Merger Agreement”), providing for the merger of American Founders Acquisition Corp., formed by AFB, into First Security (the “Merger”);

WHEREAS, as of the date hereof, Shareholder beneficially owns (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) and/or has voting power with respect to the number of shares of common stock, no par value (the “Common Stock”) of First Security set forth opposite Shareholder’s name on Appendix 1 attached hereto (such shares, together with any other shares of Common Stock which Shareholder acquires beneficial ownership in any capacity or voting power with respect to after the date hereof and prior to the termination of this Agreement, are hereinafter referred to as the “Shares”); and

WHEREAS, as a condition to the willingness of AFB to enter into the Merger Agreement, AFB has required that each Specified Shareholder enter into this Agreement with respect to such Shares; and

NOW, THEREFORE, in consideration of, and as a condition to, AFB entering into the Merger Agreement, and in consideration of the expenses incurred and to be incurred by AFB in connection therewith, the parties hereto agree as follows:

1. Agreement to Vote. While this Agreement is in effect, Shareholder agrees to vote or cause to be voted all Shares that Shareholder shall be entitled to so vote, whether such Shares are held of record or beneficially owned by Shareholder at a meeting of First Security’s shareholders to be called and held following the date hereof (including any adjournment or postponement thereof, the “First Security Meeting”) or at any other meeting of First Security’s shareholders, and in connection with every action or approval by written consent of First Security, (a) in favor of the approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and (b) against any Acquisition Proposal.

2. Agreement to Retain Shares. While this Agreement is in effect, other than as provided herein, Shareholder agrees that he or she will not sell, assign, transfer or otherwise dispose of (including, without limitation, by the creation of a lien, claim, charge or other encumbrance), or permit to be sold, assigned, transferred or otherwise disposed of, any Shares beneficially owned by Shareholder, except (a) transfers by will or by operation of law, in which case this Agreement shall bind the transferee, (b) transfers to any other Specified Shareholder who has executed a copy of this Agreement on the date hereof with respect to the Shares held by such Shareholder, (c) transfers to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and (d) as AFB may otherwise agree in its sole discretion.

3. Agreement to Cooperate. Shareholder agrees to cooperate with AFB and First Security in doing all things reasonably necessary, proper or advisable under applicable law as promptly as reasonably practicable to consummate and make effective the Merger and the other transactions contemplated by this Agreement.

4. Legend. Shareholder acknowledges that First Security shall cause its transfer agent to note on its records for First Security (in whatever from maintained) that such Shares are subject to the restrictions on voting and transfer set forth herein, and at AFB’s request shall have any existing certificates representing Shares subject to this Agreement canceled and reissued bearing the following legend:

“THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN VOTING AND TRANSFER RESTRICTIONS CONTAINED IN A VOTING AGREEMENT BY AND BETWEEN AMERICAN FOUNDERS BANCORP, INC. AND CERTAIN BENEFICIAL OWNERS OF FIRST SECURITY BANCORP, INC. AND THE SHARES MAY BE SOLD, ASSIGNED, TRANSFERRED, OR OTHERWISE DISPOSED OF ONLY IN COMPLIANCE THEREWITH. COPIES OF THE ABOVE-REFERENCED AGREEMENT ARE ON FILE AT THE OFFICES OF FIRST SECURITY BANCORP, INC.”

5. Representations and Warranties of Shareholder. Shareholder hereby represents and warrants to AFB as follows:

(a) Shareholder has the complete and unrestricted power and the unqualified right to enter into and perform the terms of this Agreement. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes a legal, valid and binding agreement with respect to Shareholder, enforceable against Shareholder in accordance with its terms, except to the extent enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights and remedies generally.

(b) Shareholder (i) beneficially owns the number of Shares indicated opposite Shareholder’s name on Appendix 1 hereto, and has unrestricted voting power with respect to such Shares with no limitations, qualifications or restrictions on such rights and (ii) does not beneficially own any shares of capital stock of First Security other than such Shares as to which Shareholder does not have voting power, except as disclosed on Appendix 1.

(c) There are no proxies, voting trusts or understandings to or by which Shareholder is a party or bound or that expressly requires that any of the Shares be voted in a specific manner other than as provided in this Agreement or that provides for any right on the part of any other person other than Shareholder to vote such Shares.

6. Term of Agreement. This Agreement shall remain in full force and effect until the earlier of (a) the consummation of the Merger or (b) the termination of the Merger Agreement in accordance with its terms.

7. Specific Performance; Injunctive Relief. Shareholder has signed this Agreement intending to be bound thereby. Shareholder expressly agrees that this Agreement shall be specifically enforceable in any court of competent jurisdiction in accordance with its terms against Shareholder. All of the covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be.

8. Waivers. No waivers of any breach of this Agreement extended by AFB to Shareholder shall be construed as a waiver of any rights or remedies of AFB with respect to any other Specified Shareholder or with respect to any subsequent breach of Shareholder or any other shareholder of First Security.

9. Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

10. Governing Law. This Agreement is deemed to be signed as a sealed instrument and is to be governed by the laws of the Commonwealth of Kentucky, without giving effect to the principles of conflicts of laws thereof. If any provision hereof is deemed unenforceable, the enforceability of the other provisions hereof shall not be affected.

11. Individual Capacity. As regards the provisions of this Agreement related to voting of Shares, the parties hereto acknowledge that Shareholder is entering into this Agreement solely in his or her capacity as an individual shareholder and, notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require any Shareholder, in his or her capacity as a director of First Security or any First Security Subsidiary, to act or fail to act in accordance with his or her fiduciary duties in such director capacity. Furthermore, the Shareholder makes no agreement or understanding herein in his or her capacity as a director of First Security or any First Security Subsidiary.

12. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

EXECUTED as of the date first above written.

SHAREHOLDER AMERICAN FOUNDERS BANCORP, INC.

_______________________________ By: ________________________________
Signature
_______________________________ Title: _______________________________
Print Name

Appendix 1

Shares Beneficially Owned

Print Name	Number of Common Shares	Number of Preferred Shares

ANNEX B

Specified Shareholders

Julian Beard
Harold Campbell
A.F. Dawahare
Kenneth Gerson, M.D.
Tommy Hall
Doug Hutcherson
Erle Levy
Ira Mersack, M.D.
Rob Rosenstein
Rick Trontz
Kathy Walker
Woodford Webb

ANNEX C

Opinion of Counsel for First Security

Annex C

(i) First Security is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky.

(ii) The Bank is a Kentucky banking corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky.

(iii) The Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

(iv) First Security and the Bank have the requisite corporate power and authority to enter into the Agreement and to perform their obligations thereunder.

(v) The execution and delivery of the Agreement by First Security and the Bank, and the consummation by First Security and the Bank of the transactions provided for therein, have been duly authorized by all requisite corporate action on the part of First Security and the Bank.

(vi) The Agreement has been duly executed and delivered by First Security and the Bank and is a valid and binding obligation of First Security and the Bank enforceable against First Security and the Bank in accordance with its terms.

(vii) As of the date hereof and before giving effect to the transactions contemplated by the Agreement, the authorized capital stock of First Security consists of 5,000,000 shares of First Security Common Stock and, to our knowledge, (1) __________ shares are issued and outstanding; (the “First Security Outstanding Shares”); (2) all of the First Security Outstanding Shares have been duly authorized, validly issued and are fully paid and non-assessable; and (3) except as set forth in Item 3.04 of the First Security Disclosure Memorandum, there are no outstanding options, warrants, contracts, or commitments to which First Security is a party entitling any Person to purchase or otherwise acquire from First Security any of the outstanding shares of First Security Common Stock or any securities convertible into or exchangeable for any of the First Security Common Stock.

(viii) As of the date hereof and before giving effect to the transactions contemplated by the Agreement, the authorized capital stock of the Bank consists of 1,000,000 shares of common stock, no par value per share, and, to our knowledge, (1) 500,000 are issued and outstanding (collectively, the “Bank Outstanding Shares”); (2) all of the Bank Outstanding Shares have been duly authorized, validly issued and are fully paid and non-assessable; and (3) except as set forth in Item 3.04 of the First Security Disclosure Memorandum, there are no outstanding options, warrants, contracts, or commitments to which the Bank is a party entitling any Person to purchase or otherwise acquire from the Bank any of the outstanding shares of the capital stock of the Bank or any securities convertible into or exchangeable for any of the outstanding shares of the capital stock of the Bank.

(ix) The execution, delivery and performance of the Agreement by First Security and the Bank does not, and the consummation of the transactions contemplated thereby by First Security and the Bank does not and will not (1) violate any law that is applicable to First Security or the Bank, which violation would have a Material Adverse Effect on First Security or any of the First Security Subsidiaries; or (2) violate the Articles of Incorporation or Bylaws of First Security or the Bank.

(x) Except for the filing of articles of merger with the Kentucky Secretary of State, no consent or approval, and no registration or filing with, any governmental agency, authority or other governmental unit is required, under any law applicable to First Security or the Bank, other than such consents and approvals as have been obtained and registrations and filings as have been made, for First Security or the Bank to consummate the transactions provided for in the Agreement.

(xi) To our knowledge, except as disclosed in the First Security Disclosure Memorandum, there is no action, suit, proceeding, inquiry or investigation before or by any court or governmental agency or body, now pending or threatened, against First Security or any First Security Subsidiary which, if adversely determined, would have a Material Adverse Effect on First Security or any First Security Subsidiary whether or not the Merger is consummated.

(xii) To our knowledge, there is no action, suit or proceeding pending against First Security or the Bank which questions the validity of the Agreement or of any action taken or to be taken by First Security or the Bank pursuant to the Agreement.

Such opinion may expressly rely as to matters of fact upon certificates furnished by appropriate officers of First Security or the Bank or appropriate governmental officials.

ANNEX D

Opinion of Counsel for AFB, American Bank, and Merger Subsidiary.

Annex D

(i) American Bank is a corporation validly existing and in good standing under the laws of the Commonwealth of Kentucky.

(ii) AFB is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky.

(iii) Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky.

(iv) American Bank, AFB, and Merger Subsidiary each have the requisite corporate power and authority to enter into the Agreement and perform their obligations thereunder.

(v) The execution and delivery of the Agreement by American Bank, and the consummation by American Bank of the transactions provided for therein, have been duly authorized by all requisite corporate action on the part of American Bank.

(vi) The execution and delivery of the Agreement by AFB, and the consummation by AFB of the transactions provided for therein, have been duly authorized by all requisite corporate action on the part of AFB.

(vii) The execution and delivery of the Agreement by Merger Subsidiary, and the consummation by Merger Subisdiary of the transactions provided for therein, have been duly authorized by all requisite corporate action on the part of Merger Subsidiary.

(viii) Except for the filing of articles of merger with the Secretary of State for the Commonwealth of Kentucky in accordance with the Agreement, no consent or approval under any Law applicable to American Bank, AFB, or Merger Subsidiary is required, other than such consents and approvals as have been obtained, for American Bank, AFB, or Merger Subsidiary to consummate the transactions provided for in the Agreement.

Such opinions may expressly rely as to matters of fact upon certificates furnished by appropriate officers of American Bank, AFB, or Merger Subsidiary or appropriate governmental officials.